Exhibit 99.1

Annual Report on Form 10-K for the year ended August 31, 2003

Part II, ITEM 6. SELECTED FINANCIAL DATA

Five-Year Selected Financial Highlights
(in millions, except per-share data)

Consolidated Statements of Operations Data:	Years Ended August 31

	2003	2002	2001	2000	1999

Net Sales	$9,828.3	$10,738.7	$17,436.9	$13,007.5	$9,528.0
Operating income (loss)	(2,359.8)	(3,446.9)	(126.2)	655.1	512.6
Income (loss) from continuing operations	(3,019.8)	(3,070.8)	(90.1)	456.7	349.0
Cumulative effect of change in accounting principle	—	—	—	(3.5)	—
Income (loss) from discontinued operations, net of tax	(442.2)	(39.4)	(33.4)	44.0	1.3

Net income (loss)	$(3,462.0)	$(3,110.2)	$(123.5)	$497.2	$350.3
Basic net income (loss) per share:
Continuing operations	$(3.65)	$(3.93)	$(0.14)	$0.76	$0.64
Cumulative effect of change in accounting principle	—	—	—	—	—
Discontinued operations	(0.53)	(0.05)	(0.05)	0.07	0.01

	$(4.18)	$(3.98)	$(0.19)	$0.83	$0.65

Diluted net income (loss) per share:
Continuing operations	$(3.65)	$(3.93)	$(0.14)	$0.73	$0.60
Cumulative effect of change in accounting principle	—	—	—	—	—
Discontinued operations	(0.53)	(0.05)	(0.05)	0.07	0.01

	$(4.18)	$(3.98)	$(0.19)	$0.80	$0.61

Consolidated Balance Sheet Data*	August 31

	2003	2002	2001	2000	1999

Working capital	$1,718.9	$3,654.8	$6,014.8	$5,411.4	$3,162.7
Total assets	6,529.5	11,014.0	13,079.9	10,375.6	5,420.5
Long-term debt	1,824.4	3,183.9	5,027.5	3,319.5	922.7
Stockholders’ equity	1,422.0	4,772.7	5,150.7	3,802.1	3,166.9

*Continuing and discontinued operations

In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” Solectron is accounting for all business combinations initiated or completed after June 30, 2001 using the purchase method of accounting. Solectron adopted the remaining provisions of SFAS No. 141 and SFAS No. 142, “Goodwill and Other Intangible Assets” effective September 1, 2001 resulting in the cessation of goodwill amortization. These accounting changes are discussed in Note 1, “Summary of Significant Accounting Policies,” and Note 17, “Goodwill and Other Intangible Assets,” to the consolidated financial statements. In addition, business combinations are discussed and related pro forma disclosures are provided in Note 15, “Business Combinations,” to the consolidated financial statements.

Beginning in fiscal 2003, Solectron classified certain expense items differently than in prior periods. Solectron has revised previously reported financial information to conform the expense classifications to the current presentation. None of these reclassifications had any impact on net loss or net loss per share for the periods presented. These reclassifications were:

1.	In fiscal 2003, Solectron began reporting other income and expense items as a separate line item rather than including such items in selling, general and administrative expenses. Accordingly, Solectron reclassified other income of $29.1 million from selling, general and administrative expenses to other income-net and $75.7 million of gains on retirement of debt from a separate non-operating line item to other income-net in fiscal 2002. In fiscal 2001, Solectron also reclassified other income of $60.0 million from selling, general and administrative expenses to other income-net.

2.	In fiscal 2003, Solectron classified certain items in cost of sales that in previous periods were included in selling, general and administrative expenses. Accordingly, Solectron reclassified $23.2 million and $52.1 million from selling, general and administrative expenses to cost of sales in fiscal 2002 and 2001, respectively.

Part II, ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The following table summarizes certain items in the consolidated statements of operations as a percentage of net sales. The financial information and the discussion below should be read in conjunction with the accompanying consolidated financial statements and notes thereto. The discussion following the table is provided separately for continuing and discontinued operations. Starting in the fourth quarter of fiscal 2003 and continuing in the first quarter of fiscal 2004, certain operations we plan to divest were classified as discontinued operations. Accordingly, our consolidated statements of operations include these results in discontinued operations for all periods presented. Information related to the discontinued operations results is provided separately, following the continuing operations discussion below.

	Years Ended August 31

	2003	2002	2001

Net sales	100.0%	100.0%	100.0%
Cost of sales	95.5	95.3	92.8

Gross profit	4.5	4.7	7.2
Operating expenses:
Selling, general and administrative	5.8	6.1	4.1
Restructuring and impairment costs	6.1	7.4	2.9
Goodwill impairment	16.6	23.3	—
Acquisition costs	—	—	0.1
Goodwill amortization expense	—	—	0.8

Operating loss	(24.0)	(32.1)	(0.7)
Interest income	0.3	0.5	0.7
Interest expense	(2.1)	(2.2)	(1.0)
Other income-net	0.5	1.0	0.3

Operating loss from continuing operations before income taxes	(25.3)	(32.8)	(0.7)
Income tax expense (benefit)	5.4	(4.2)	(0.2)

Net loss from continuing operations	(30.7)%	(28.6)%	(0.5)%
Discontinued operations:
Loss from discontinued operations	(3.4)	(0.5)	(0.2)
Income tax expense (benefit)	1.1	(0.1)	—

Net loss	(35.2)%	(29.0)%	(0.7)%

NET SALES - CONTINUING OPERATIONS

For the year ended August 31, 2003, net sales declined to $9.8 billion, a decrease of 8.5% from fiscal 2002. Net sales of $10.7 billion in fiscal 2002 were 38.4% lower than fiscal 2001. These overall sales declines were primarily attributable to continued weakness in customer demand resulting from the worldwide economic slowdown that significantly impacted the electronics industry.

The decrease in fiscal 2003 from fiscal 2002 primarily resulted from weakness in end markets for networking, communications, PC/notebooks, and a customer’s decision to move production of a gaming console back in-house. The weaknesses in these areas were partially offset by strength in our high-end computing, semiconductor, test and consumer products.

The decrease in fiscal 2002 from fiscal 2001 was principally attributable to a considerable decrease in end market customer demand as a result of the overall poor economic conditions and the related downturn within the Company’s two primary markets: telecommunications and networking.

International Sales

International locations contributed 67% of consolidated net sales in fiscal 2003, compared with 68% in fiscal 2002 and 55% in fiscal 2001. The general increase since fiscal 2001 has primarily been due to project transfers from sites in the United States to lower cost regions. As a result of our international sales and facilities, our operations are subject to the risks of doing business abroad. While, to date, these dynamics have not materially harmed our results of operations, we cannot assure you that there will not be such an impact in the future.

Major Customers

Net sales to major customers as a percentage of consolidated net sales were as follows:

	Years Ended August 31

	2003	2002	2001

Nortel Networks	12.9%	15.6%	12.8%
Cisco Systems	11.9%	11.6%	11.5%
Ericsson	*	*	14.6%

*less than 10%

Our top ten customers accounted for 61% of net sales in fiscal 2003, 68% of net sales in fiscal 2002 and 75% of net sales in fiscal 2001. We are dependent upon continued revenues from Nortel Networks and Cisco Systems as well as our other large customers. We cannot guarantee that these or any other customers will not increase or decrease as a percentage of consolidated net sales either individually or as a group. Consequently, any material decrease in sales to these or other customers could materially harm our results of operations.

We believe that our ability to grow depends on increasing sales to existing customers for their current and future product generations and on successfully attracting new customers. Customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of delayed, canceled or reduced orders with new business cannot be ensured. In addition, we cannot assure that any of our current customers will continue to utilize our services. If they were to cease using our services, our results of operations might be materially adversely affected.

GROSS PROFIT - CONTINUING OPERATIONS

Our gross margin percentages were 4.5%, 4.7% and 7.2% for fiscal 2003, 2002 and 2001, respectively. The decrease in gross margin percentage from 4.7% in fiscal 2002 to 4.5% in fiscal 2003 was primarily due to continued inefficiencies associated with reduced demand pricing pressure within our industry, and the transition of production capacity from higher cost to lower cost regions. The decrease in gross margin percentage from 7.2% in fiscal 2001 to 4.7% in fiscal 2002 was primarily attributable to unfavorable absorption due to reduced utilization of manufacturing capacity resulting from decreased revenues and inventory charges related to excess and obsolete inventory.

During the second quarter of fiscal 2003, we recorded a charge of approximately $76 million related to excess and obsolete inventory. During the fourth quarter of fiscal 2002, we recorded a charge of approximately $97 million to reduce the carrying value of excess and obsolete inventory. Both charges were the result of the depressed condition in the telecommunications market.

In the foreseeable future, our overall gross margin will depend primarily on several factors, including but not limited to, product mix, production efficiencies, utilization of manufacturing capacity, pricing within the electronics industry, and component costs. Over time, gross margins at the individual sites and for Solectron as a whole may continue to fluctuate.

Sales of inventory previously written down or written off have not been significant and have not had any material impact on our gross margins to date.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - CONTINUING OPERATIONS

Selling, general and administrative (SG&A) expenses decreased $92.1 million in fiscal 2003 compared to fiscal 2002 and decreased $45.3 million in fiscal 2002 compared to fiscal 2001.

As a percentage of net sales, SG&A expenses were 5.8% in fiscal 2003, 6.1% in fiscal 2002 and 4.1% in fiscal 2001. The decrease as a percentage of net sales in fiscal 2003 as compared to fiscal 2002 was due to headcount and other SG&A expense reductions resulting from our continued restructuring and cost containment activities. The increase as a percentage of net sales in fiscal 2002 as compared to fiscal 2001 resulted from a large reduction in net sales and the benefits from our restructuring activities lagging behind the sales decline.

RESTRUCTURING AND IMPAIRMENT COSTS - CONTINUING OPERATIONS

Beginning in the second quarter of fiscal 2001, we began a series of restructuring initiatives in light of the economic downturn. The measures, which included reducing the workforce, and consolidating facilities, have been intended to align our capacity and infrastructure to anticipated customer demand and transition our operations to lower cost regions. We continue to evaluate our cost structure relative to our revenue levels and may take additional restructuring charges in the future. If we incur additional restructuring-related charges, our financial condition and results of operations may be negatively impacted.

Total restructuring and impairment costs of $431.5 million, $602.3 million and $510.9 million (excluding goodwill and intangible impairments) were charged against earnings during fiscal 2003, 2002 and 2001, respectively.

We estimate that we have reduced our annual operating expenses by approximately $1 billion. These reductions relate primarily to reduced headcount, reduced expenses related to leased equipment and facilities and reduced depreciation. We expect our previously announced restructuring activities to be completed by the second half of fiscal 2004. Upon completion of our current planned restructuring activities, we estimate our annual operating expenses will have been reduced by approximately $1.3 billion from earlier levels.

See Note 16, “Restructuring,” to the consolidated financial statements for further discussion of our restructuring since initiation of the activities in fiscal 2001.

GOODWILL IMPAIRMENT - CONTINUING OPERATIONS

Goodwill impairment was approximately $1.6 billion and $2.5 billion for fiscal 2003 and 2002, respectively, as a result of our goodwill impairment tests. There was no goodwill impairment in fiscal 2001. See Note 17, “Goodwill and Other Intangible Assets,” to the consolidated financial statements for further discussion.

ACQUISITION COSTS - CONTINUING OPERATIONS

During fiscal 2001, we recorded $23.9 million in acquisition and integration costs, which were primarily related to the NEL acquisition and were not includable in the purchase price. There were no acquisition costs in fiscal 2003 and 2002.

GOODWILL AMORTIZATION EXPENSE - CONTINUING OPERATIONS

We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective September 1, 2001, and discontinued amortization of goodwill beginning in fiscal 2002. The goodwill amortization expense of $138.4 million in fiscal 2001 primarily resulted from the Natsteel Electronics LTD. (NEL) acquisition. During the second quarter of fiscal 2001, we purchased all of the outstanding issued share capital and convertible bonds of NEL for approximately $2.3 billion and $122.4 million, respectively. The NEL acquisition was accounted for under the purchase accounting method and, as a result, we recorded approximately $2 billion of goodwill that was amortized over ten years prior to our adoption of the standard in fiscal 2002.

INTEREST INCOME - CONTINUING OPERATIONS

Interest income was $26.8 million in fiscal 2003 compared to $61.1 million in fiscal 2002 and $115.0 million in fiscal 2001. The interest income decreases were due to lower average cash, cash equivalent and short-term investment balances and lower average interest rates.

INTEREST EXPENSE - CONTINUING OPERATIONS

Interest expense was $207.1 million in fiscal 2003 compared to $238.8 million in fiscal 2002 and $174.8 million in fiscal 2001. The decrease in interest expense during fiscal 2003 was primarily due to the retirement of approximately $7.0 billion aggregate principal amount at maturity of our Liquid Yield Option™ Notes (LYONs) during the past two fiscal years. This decrease was partially offset by the issuance in fiscal 2002 of our 7.25% Adjustable Conversion-Rate Equity Security units (ACES) and 9.625% Senior Notes due 2009 in the second quarter of fiscal 2002 for gross proceeds of approximately $1.6 billion that bear interest at higher rates than the LYONs. The interest expense increase in fiscal 2002 as compared to fiscal 2001 primarily resulted from our issuance of the ACES and the Senior Notes, which were used to repay lower interest LYONs.

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OTHER INCOME - NET - CONTINUING OPERATIONS

Other income - net for fiscal 2003 was $52.4 million, compared to $104.8 million in fiscal 2002 and $60.0 million in fiscal 2001. Other income - net primarily consists of gains on retirement of our LYONs. The following table provides the details of the retirement of our 4.0% LYONs due 2019, 2.75% LYONs due 2020 and our 3.25% LYONs due 2020 in each period presented in the accompanying consolidated financial statements (in millions):

	Years Ended August 31

	2003	2002	2001

Principal amount at maturity	$1,771.1	$5,170.2	$—

Carrying value	$1,047.8	$2,911.0	$—
Cash paid and payable	1,008.4	2,835.3	—

Gain included in other income-net	$39.4	$75.7	$—

The remaining components of other income - net fluctuate primarily due to foreign currency gains and losses and other miscellaneous income and expense items.

See “Basis of Presentation” and “Recent Accounting Pronouncements,” of Note 1, “Summary of Significant Accounting Policies,” to the consolidated financial statements, for further discussion of other income-net.

INCOME TAXES - CONTINUING OPERATIONS

Our income tax expense was $532.1 million in fiscal 2003. We recorded income tax benefits of $449.0 million in fiscal 2002 and $35.9 million in fiscal 2001 arising from the losses incurred in those periods. Management’s decision to provide a valuation allowance on certain deferred tax assets resulted in the tax expense incurred in fiscal 2003. Our effective income tax benefit rates for continuing operations were approximately 12.8% and 28.5% in fiscal 2002 and 2001, respectively. Our benefit rate in fiscal 2002 was less than the fiscal 2001 rate primarily due to our goodwill impairment, which is mostly non-deductible for tax purposes.

In prior years, the effective income tax rate had been largely a function of the balance between income and losses from domestic and international operations. Our international operations, taken as a whole, have been subject to tax at a lower rate than operations in the United States, primarily due to tax holidays granted to several of our overseas sites in Malaysia, Singapore and China. The Malaysian tax holiday is effective through July 2011, subject to certain conditions, including maintaining certain levels of research and development expenditures. The Singapore tax holiday is effective through March 2011, subject to certain conditions. Seven of our China sites have separate tax holiday agreements. Each agreement expires five years from the first profitable year for each site.

LIQUIDITY AND CAPITAL RESOURCES - CONTINUING OPERATIONS

Cash and cash equivalents decreased to approximately $1.4 billion at August 31, 2003 from approximately $1.7 billion at August 31, 2002. Our restricted cash, cash equivalents and short-term investments are restricted primarily in connection with the terms of our leasing transactions and under the collateral obligations for our ACES securities, which require an amount equal to the next quarterly interest payment.

The decrease in cash and cash equivalents was primarily a result of the continued retirement of our LYONs. During fiscal 2003, our primary uses of cash included approximately $1 billion towards the retirement of our LYONs. Such uses of cash was partially offset by cash inflows provided by operating activities of $281 million including income tax refunds received of $200 million and cash provided by investing activities of $385 million.

Accounts receivable decreased to approximately $1.4 billion at August 31, 2003 from approximately $1.5 billion at August 31, 2002, primarily due to a decrease in sales. Inventories decreased to approximately $1.3 billion at August 31, 2003 from approximately $1.7 billion at August 31, 2002, primarily from the sale of excess inventory to our customers throughout fiscal 2003 and a $76 million inventory charge related to excess and obsolete inventory during the second quarter of fiscal 2003.

As of August 31, 2003, we had available a $200 million revolving credit facility that expires on February 11, 2004, and a $250 million revolving credit facility that expires on February 14, 2005. Each of our revolving credit facilities is guaranteed by certain of our domestic subsidiaries and secured by the pledge of domestic accounts receivable, inventory and equipment, the pledge of equity interests in certain of our subsidiaries and notes evidencing intercompany debt. Borrowings under the credit facilities bear interest, at our option, at the London Interbank offering rate (LIBOR) plus a margin of 1.75% (as of August 31, 2003), or the higher of the Federal Funds Rate plus 1/2 of 1% or Bank of America N.A.’s publicly announced Prime Rate. As of August 31, 2003, there were no borrowings outstanding under these facilities. We are subject to compliance with certain financial covenants set forth in these facilities including, but not limited to, capital expenditures, consolidated tangible net worth, cash interest coverage, leverage, liquidity, and minimum cash. Prior to the end of the fourth quarter of fiscal 2003, we obtained waivers to the minimum cash interest coverage ratio covenant for each of the revolving credit facilities. As a result of these waivers, we were in compliance with all applicable covenants as of August 31, 2003.

On December 18, 2001, Moody’s Investor’s Service and Standard & Poor’s downgraded our senior unsecured debt rating to “Ba1” and “BB+,” respectively, with a negative outlook. On March 22, 2002, Standard and Poor’s downgraded our senior unsecured debt rating to “BB” with a negative outlook. On May 14, 2002, Moody’s Investors Services downgraded our senior unsecured debt rating to “Ba3” with a stable outlook. On March 21, 2003, Standard and Poor’s downgraded our senior unsecured debt rating to “BB-” with a negative outlook. On October 28, 2003 Standard and Poor’s downgraded our senior unsecured debt rating to “B+” with a stable outlook. On October 31, 2003 Moody’s downgraded our senior unsecured debt rating to “B1” with a stable outlook. These rating downgrades increase our cost of capital should we borrow under our revolving lines of credit, and may make it more expensive for us to raise additional capital in the future. Such capital raising activities may be on terms that may not be acceptable to us or otherwise not available.

In addition, we had $38.9 million in committed and $204.9 million in uncommitted foreign lines of credit and other bank facilities as of August 31, 2003 relating to continuing operations. A committed line of credit obligates a lender to loan us amounts under the credit facility as long as we adhere to the terms of the credit agreement. An uncommitted line of credit is extended to us at the sole discretion of a lender. The interest rates range from the bank’s prime lending rate to the bank’s prime rate plus 2.0%. As of August 31, 2003, borrowings and guaranteed amounts were $18.1 million under committed and $38.8 million under uncommitted foreign lines of credit. Borrowings are payable on demand. The weighted-average interest rate was 5.4% for committed and 0.8% for uncommitted foreign lines of credit as of August 31, 2003.

Based on the aggregate amount outstanding on August 31, 2003, holders of our 3.25% LYONs due November 2020 will have the option to require us to repurchase their notes on May 20, 2004 in an amount of $587.46 per $1,000 principal amount for a total of approximately $953 million. Instead of repurchasing these LYONs with cash, we could elect to offer holders our common stock or a combination of our cash and common stock. However, as this would be extremely dilutive at existing prices to our stockholders, we expect to satisfy such obligation in cash. Satisfying these obligations with cash could impair our liquidity.

Our 7.25% subordinated ACES debentures are due November 15, 2006. On or about August 15, 2004, the ACES debentures will be remarketed and if the remarketing is successful, the interest rate will be reset at the then current rates as described in the indenture and the proceeds from the remarketing will be used to satisfy the holders’ obligation to purchase our common stock in November 2004. If the debentures are not successfully remarketed, the interest rate will not be reset and we expect to use the pledged debentures to satisfy the holders’ obligation to purchase our common stock in November 2004. In addition, our $500 million aggregate principal amount of 9.625% senior notes are due on February 15, 2009 and our $150 million aggregate principal amount of 7.375% senior notes are due on March 1, 2006.

During fiscal 2002, we restructured our synthetic lease agreements relating to four manufacturing sites. The synthetic leases have expiration dates in 2007. At the end of the lease term, we have an option, subject to certain conditions, to purchase or to cause a third party to purchase the facilities subject to the synthetic leases for the “Termination Value,” which approximates the lessor’s original cost, or we may market the property to a third party at a different price. We are entitled to any proceeds from a sale of the properties to third parties in excess of the Termination Value and liable to the lessor for any shortfall. In connection with the restructuring of these synthetic leases, we provided loans to the lessor equaling approximately 85% of its Termination Value. These loans are repayable solely from the sale of the properties to third parties in the future, are subordinated to the amounts payable to the lessor at the end of the synthetic leases, and may be credited against the Termination Value payable if we purchase the properties. The approximate Termination Values and loan amounts are $102 million and $86 million, respectively, as of August 31, 2003.

In addition, cash collateral of $16 million is pledged for the difference between the Termination Values and the loan amounts. Each synthetic lease agreement contains various affirmative and financial covenants. A default under a lease, including violation of these covenants, may accelerate the termination date of the arrangement. Prior to the end of the fourth quarter of fiscal 2003, we obtained a waiver to the minimum cash interest coverage ratio covenant for the quarter. As a result of the amendment, we were in compliance with all applicable covenants as of August 31, 2003. Monthly lease payments are generally based on the Termination Value and 30-day LIBOR index (1.1% as of August 31, 2003) plus an interest-rate margin, which may vary depending upon our Moody’s Investors’ Services and Standard and Poor’s ratings, and are allocated between the lessor and us based on the proportion of the loan amount to the total Termination Value for each synthetic lease.

We account for these synthetic lease arrangements as operating leases in accordance with SFAS No. 13, “Accounting for Leases,” as amended. Our loans to the lessor and cash collateral were included in other long-term assets and cash, cash equivalents and short-term investments, respectively, in the consolidated balance sheets. If we should determine that it is probable that the expected fair value of the property at the end of the lease term will be less than the Termination Value, any expected loss will be recognized on a straight-line basis over the remaining lease term.

We believe that our current cash, cash equivalents, short-term investments, lines of credit and cash anticipated to be generated from continuing operations and divestitures of our discontinued operations will satisfy our expected working capital, capital expenditures, debt service and investment requirements through at least the next 12 months.

The following is a summary of certain obligations and commitments as of August 31, 2003 for continuing operations:

	Payments Due by Period
				(in millions)

	Total	FY04	FY05	FY06	FY07	FY08	Thereafter

Short term debt (1)	$998.6	$998.6	$—	$—	$—	$—	$—
Long term debt (2)	1,817.6	—	25.2	162.3	1,111.0	0.5	518.6
Operating lease	178.3	68.7	27.5	17.1	14.6	11.3	39.1
Capital lease	4.8	1.7	0.8	0.5	0.4	0.4	1.0

(1)	Since the holders of our 3.25% LYONs due November 2020 have the option to require us to repurchase on May 20, 2004 their notes in an amount of $587.46 per $1,000 principal amount at maturity, the payment due reflects a total of approximately $953 million on such commitment date of May 20, 2004 based on the notes outstanding as of August 31, 2003.

(2)	Assumes a successful remarketing of the ACES in August 2004. In the event of this successful remarketing, we will receive up to $1.1 billion proceeds from the exercise of the stock purchase contracts included in each ACES unit in fiscal 2005. See Note 6, “Long-Term Debt,” to the consolidated financial statements for further discussion of our ACES.

In addition, we guarantee used and unused lines of credit and debt for our subsidiaries totaling $243.8 million as of August 31, 2003. We also guarantee performance of certain of our subsidiaries in various transactions such as leases, totaling $226.4 million as of August 31, 2003.

OFF BALANCE SHEET ARRANGEMENTS AND CONTRACTUAL OBLIGATIONS

Our off-balance sheet arrangements consist of our synthetic and operating leases, subsidiary guarantees (leases and subsidiary guarantees are both described in the “Liquidity and Capital Resources” portion of Management’s Discussion and Analysis of Financial Condition and Results of Operations), our interest rate swap instruments related to our long-term debt, and our foreign exchange contracts.

A tabular presentation of our contractual obligations is provided in the “Liquidity and Capital Resources” portion of Management’s Discussion and Analysis of Financial Condition and Results of Operations.

DISCONTINUED OPERATIONS

During the fourth quarter of fiscal 2003, as a result of a review of our portfolio of businesses, we committed to a plan to divest a number of business operations that are no longer part of our strategic plan for the future. In accordance with SFAS No. 144, we have reported the results of operations and financial position of these businesses in discontinued operations within the consolidated statements of operations and balance sheets for all periods presented. As a result of further divestment activity during the first quarter of fiscal 2004, we identified certain additional operations, which were included in continuing operations in our fiscal 2003 consolidated financial statements that now qualify for classification as discontinued operations. The companies that we are in the process of divesting and that are included in discontinued operations are: Dy 4 Systems Inc., Kavlico Corporation, C-MAC Microtechnology Holdings Inc., Smart Modular Technologies Inc., Stream International Inc., our 65% interest in US Robotics Corporation, and a business within our portfolio which is being marketed on a confidential basis.

The collective results from all discontinued operations for all periods presented were as follows (in millions):

	Years Ended August 31

	2003	2002	2001

Net sales	$1,872.1	$1,537.5	$1,255.4
Cost of sales	1,598.5	1,335.6	1,071.9

Gross profit	273.6	201.9	183.5
Operating expenses	606.5	264.6	217.0

Operating loss	(332.9)	(62.7)	(33.5)
Interest income	5.3	9.0	1.9
Interest expense	(3.8)	(5.3)	(1.2)
Other expense - net	1.4	1.4	1.1

Loss before income taxes	(330.0)	(57.6)	(31.7)
Income tax expense (benefit)	112.2	(18.2)	1.7

Loss from discontinued operations, net of tax	$(442.2)	$(39.4)	$(33.4)

Sales and gross profit increased in fiscal 2003 from fiscal 2002 primarily due to fiscal 2003 including a full year of operations for all the discontinued operations while fiscal 2002 included partial results as four of our seven discontinued operations were acquired in fiscal 2002. Operating expenses increased in fiscal 2003 primarily due to approximately $307 million of our goodwill impairment recorded during the third and fourth quarter of fiscal 2003 relating to the discontinued operations. Sales, gross profit and operating expenses increased from fiscal 2001 to fiscal 2002 as only three of the discontinued operations existed prior to fiscal 2002. Income tax expense increased significantly in fiscal 2003 from fiscal 2002 primarily due to approximately $96 million charge recorded to establish valuation allowances against deferred tax assets related to the discontinued operations.

RECENT DEVELOPMENTS

David Everett, Executive Vice President, Worldwide Sales and Account Management, and Solectron have mutually agreed that he will be leaving his position to pursue other interests.

In the Ronald Sorisho v. Solectron Corporation et al., Case No. CV811243, litigation, the court has set a trial date for April 19, 2004.

Part II, ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Unaudited Quarterly Financial Information

For each fiscal quarter during the two fiscal years ended August 31, 2003 (in millions, except percentages and per-share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Fiscal 2003
Net sales	$2,668.1	$2,359.6	$2,357.3	$2,443.3
Gross profit	$165.0	$60.4	$99.2	$117.4
Gross margin	6.2%	2.6%	4.2%	4.8%
Loss from continuing operations	$(67.3)	$(103.9)	$(2,685.9)	$(162.7)
Loss from discontinued operations, net of tax	(3.6)	(6.9)	(415.3)	(16.4)

Net loss	$(70.9)	$(110.8)	$(3,101.2)	$(179.1)

Basic and diluted net loss per share	$(0.09)	$(0.13)	$(3.74)	$(0.22)

Fiscal 2002
Net sales	$2,904.6	$2,563.4	$2,586.3	$2,684.4
Gross profit	$169.6	$116.5	$152.5	$66.3
Gross margin	5.8%	4.5%	5.9%	2.5%
Loss from continuing operations	$(40.7)	$(137.1)	$(273.9)	$(2,619.1)
Income (loss) from discontinued operations, net of tax	(11.8)	11.1	(10.5)	(28.2)

Net loss	$(52.5)	$(126.0)	$(284.4)	$(2,647.3)

Basic and diluted net loss per share	$(0.08)	$(0.15)	$(0.35)	$(3.21)

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per-share data)

	August 31

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$1,425.5	$1,742.9
Restricted cash and cash equivalents	42.1	132.2
Short-term investments	27.5	232.5
Restricted short-term investments	19.9	99.7
Accounts receivable, less allowance for doubtful accounts of $39.1 and $71.2, respectively	1,389.1	1,523.0
Inventories	1,327.3	1,730.6
Prepaid expenses and other current assets	270.3	718.6
Current assets of discontinued operations	452.1	480.5

Total current assets	4,953.8	6,660.0
Property and equipment, net	781.9	1,006.6
Goodwill	134.6	1,748.8
Other assets	396.3	855.1
Long-term assets of discontinued operations	262.9	743.5

Total assets	$6,529.5	$11,014.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$973.8	$627.2
Accounts payable	1,266.6	1,370.1
Accrued employee compensation	161.0	171.0
Accrued expenses	334.9	452.0
Other current liabilities	164.7	91.0
Current liabilities of discontinued operations	333.9	293.9

Total current liabilities	3,234.9	3,005.2
Long-term debt	1,817.6	3,180.9
Other long-term liabilities	32.4	27.3
Long-term liabilities of discontinued operations	22.6	27.9

Total liabilities	$5,107.5	$6,241.3

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 1.2 shares authorized; one share issued	$—	$—
Common stock. $0.001 par value; 1,600.0 shares authorized; 832.6 and 824.8 shares issued and outstanding, respectively	0.8	0.8
Additional paid-in capital	6,658.2	6,635.9
Accumulated deficit	(5,040.6)	(1,578.6)
Accumulated other comprehensive losses	(196.4)	(285.4)

Total stockholders’ equity	1,422.0	4,772.7

Total liabilities and stockholders’ equity	$6,529.5	$11,014.0

See accompanying notes to consolidated financial statements.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share data)

	Years Ended August 31

	2003	2002	2001

Net sales	$9,828.3	$10,738.7	$17,436.9
Cost of sales	9,386.3	10,233.8	16,186.4

Gross profit	442.0	504.9	1,250.5
Operating expenses:
Selling, general and administrative	566.1	658.2	703.5
Restructuring and impairment costs	603.2	793.6	510.9
Goodwill impairment	1,632.5	2,500.0	—
Acquisition costs	—	—	23.9
Goodwill amortization expense	—	—	138.4

Operating loss	(2,359.8)	(3,446.9)	(126.2)
Interest income	26.8	61.1	115.0
Interest expense	(207.1)	(238.8)	(174.8)
Other income - net	52.4	104.8	60.0

Operating loss from continuing operations before income taxes	(2,487.7)	(3,519.8)	(126.0)
Income tax expense (benefit)	532.1	(449.0)	(35.9)

Net loss from continuing operations	$(3,019.8)	$(3,070.8)	$(90.1)
Discontinued operations:
Loss from discontinued operations	(330.0)	(57.6)	(31.7)
Income tax expense (benefit)	112.2	(18.2)	1.7

Loss on discontinued operations	(442.2)	(39.4)	(33.4)
Net loss	$(3,462.0)	$(3,110.2)	$(123.5)

Basic and diluted net loss per share
Continuing operations	$(3.65)	$(3.93)	$(0.14)
Discontinued operations	(0.53)	(0.05)	(0.05)

Basic and diluted net loss per share	$(4.18)	$(3.98)	$(0.19)

Shares used to compute basic and diluted net loss per share	827.7	780.9	641.8

     See accompanying notes to consolidated financial statements.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

				Retained	Accumulated
	Common Stock		Additional	Earnings	Other	Total
			Paid-In	(Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit)	Losses	Equity

Balances as of August 31, 2000	605.0	$0.6	$2,259.1	$1,656.8	$(114.4)	$3,802.1
Net loss	—	—	—	(123.5)	—	(123.5)
Adjustment to conform Texas site year end	—	—	—	(1.7)	—	(1.7)
Foreign currency translation	—	—	—	—	(139.8)	(139.8)
Unrealized loss on investments	—	—	—	—	(5.0)	(5.0)
Stock issued under stock option and employee purchase plans	8.6	—	97.7	—	—	97.7
Stock and stock options issued in business combinations	2.5	—	69.8	—	—	69.8
Issuance of common stock	42.1	0.1	1,410.5	—	—	1,410.6
Tax benefit associated with exercise of stock options	—	—	40.5	—	—	40.5

Balances as of August 31, 2001	658.2	$0.7	$3,877.6	$1,531.6	$(259.2)	$5,150.7

Net loss	—	$—	$—	$(3,110.2)	$—	$(3,110.2)
Foreign currency translation	—	—	—	—	(36.3)	(36.3)
Unrealized gain on investments	—	—	—	—	10.1	10.1
Stock issued under stock option and employee purchase plans	6.7	—	38.8	—	—	38.8
Stock and stock options issued in business combinations	160.4	0.1	2,676.1	—	—	2,676.2
Repurchase of common stock	(0.5)	—	(4.5)	—	—	(4.5)
ACES stock purchase contracts	—	—	46.9	—	—	46.9
Deferred stock-based compensation from business combination	—	—	(7.2)	—	—	(7.2)
Other	—	—	8.2	—	—	8.2

Balances as of August 31, 2002	824.8	$0.8	$6,635.9	$(1,578.6)	$(285.4)	$4,772.7

Net loss	—	$—	$—	$(3,462.0)	$—	$(3,462.0)
Foreign currency translation	—	—	—	—	109.0	109.0
Unrealized loss on investments	—	—	—	—	(20.0)	(20.0)
Stock issued under stock option and
employee purchase plans	5.1	—	15.5	—	—	15.5
Other	2.7	—	6.8	—	—	6.8

Balances as of August 31, 2003	832.6	$0.8	$6,658.2	$(5,040.6)	$(196.4)	$1,422.0

See accompanying notes to consolidated financial statements.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in millions)

	Years Ended August 31

	2003	2002	2001

Net loss	$(3,462.0)	$(3,110.2)	$(123.5)
Other comprehensive income (loss):
Foreign currency translation adjustments net of income tax expense of $1.7 in 2003, income tax benefit of $6.3 in 2002 and income tax expense of $13.5 in 2001	109.0	(36.3)	(139.8)
Unrealized gain (loss) on investments net of income tax benefit of $0.3 in 2003, income tax expense of $0.1 in 2002, and income tax benefit of $3.1 in 2001	(20.0)	10.1	(5.0)

Comprehensive loss	$(3,373.0)	$(3,136.4)	$(268.3)

Accumulated foreign currency translation losses were $186.7 million at August 31, 2003, $295.7 million at August 31, 2002 and $259.4 million at August 31, 2001. Foreign currency translation adjustments consist of adjustments to consolidate subsidiaries that use the local currency as their functional currency and transaction gains and losses related to intercompany dollar-denominated debt that is not expected to be repaid in the foreseeable future.

See accompanying notes to consolidated financial statements.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended August 31

	2003	2002	2001

Cash flows from operating activities of continuing operations:
Net loss from continuing operations	$(3,019.8)	$(3,070.8)	$(90.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	245.7	327.3	509.4
Amortization of debt issuance costs and accretion of discount on notes payable	84.6	137.5	146.5
Tax benefit associated with exercise of stock options	—	3.6	40.5
Inventory charge	76.3	97.0	—
Gain on retirement of debt	(39.4)	(75.7)	—
Deferred tax charge	541.0	—	—
Adjustment to conform fiscal year ends	—	—	(1.7)
Change in the carrying value of property and equipment, goodwill and other long-term assets	1,961.7	3,052.8	252.2
Other	(5.2)	23.3	78.6
Changes in operating assets and liabilities:
Accounts receivable, net of allowance	123.4	1,037.3	(85.2)
Inventories	342.3	1,538.6	922.6
Prepaid expenses and other current assets	112.7	(510.0)	(86.5)
Accounts payable	(144.4)	(472.5)	(1,161.7)
Accrued expenses and other current liabilities	2.3	(35.0)	3.3

Net cash provided by operating activities of continuing operations	281.2	2,053.4	527.9

Cash flows from investing activities of continuing operations:
Change in restricted cash, cash equivalents and short-term investments	169.8	(231.9)	—
Sales and maturities of short-term investments	252.5	665.4	1,354.3
Purchases of short-term investments	(56.1)	(589.9)	(702.0)
Acquisition of businesses, net of cash acquired	(3.8)	(316.3)	(2,496.8)
Acquisition of manufacturing assets and locations	(45.5)	(102.2)	(84.0)
Capital expenditures	(124.6)	(203.2)	(508.1)
Purchase of facilities previously under synthetic leases	—	(179.3)	—
Proceeds from sale of property and equipment	60.1	129.8	98.7
Advances from (to) discontinued operations	84.1	(98.1)	96.2
Other	48.3	(46.4)	(149.9)

Net cash provided by (used in) investing activities of continuing operations	384.8	(972.1)	(2,391.6)

See accompanying notes to consolidated financial statements.

SOLECTRON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in millions)

	2003	2002	2001

Cash flows from financing activities of continuing operations:
Net repayment of bank lines of credit	(85.0)	(193.3)	(48.1)
Proceeds from issuance of ACES and Senior Notes	—	1,553.8	—
Net proceeds from long-term debt	—	153.4	1,540.7
Repurchase of LYONS	(967.5)	(2,835.9)	—
Principal payments on long-term debt	—	(471.6)	(18.3)
Common stock repurchase	—	(4.5)	—
Net proceeds from stock issued under option and employee purchase plans	7.8	38.8	97.7
Net proceeds from issuance of common stock	—	—	1,381.4
Other	28.4	(17.3)	20.6

Net cash provided by (used in) financing activities of continuing operations	(1,016.3)	(1,776.6)	2,974.0

Effect of exchange rate changes on cash and cash equivalents	32.9	(25.4)	(111.3)

Net increase (decrease) in cash and cash equivalents	(317.4)	(720.7)	999.0
Cash and cash equivalents at beginning of period - continuing operations	1,742.9	2,463.6	1,464.6

Cash and cash equivalents at end of period - continuing operations	$1,425.5	$1,742.9	$2,463.6

SUPPLEMENTAL DISCLOSURES
Cash paid (received) during the period:
Income taxes	$(199.6)	$(70.5)	$151.4
Interest	$133.4	$70.9	$11.0
Non-cash investing and financing activities:
Issuance of common stock for business combination, net of cash acquired	$—	$2,528.8	$61.7
Cash and cash equivalents at beginning of period - discontinued operations	$39.0	$18.7	$10.9
Cash provided by acquisition of discontinued operations	—	20.0	23.8
Cash provided by (used in) discontinued operations	(6.2)	0.3	(16.0)

Cash and cash equivalents at end of periods - discontinued operations	$32.8	$39.0	$18.7

See accompanying notes to consolidated financial statements.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying consolidated financial statements include the accounts of Solectron Corporation and its subsidiaries after elimination of intercompany accounts and transactions.

Year End: Solectron’s financial reporting year ends on the last Friday in August. All fiscal years presented contained 52 weeks. For purposes of presentation in the accompanying financial statements and notes, Solectron has indicated its accounting years as ending on August 31.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Short-Term Investments: Cash equivalents are highly liquid investments purchased with an original maturity at the date of purchase of less than three months. Short-term investments are investment grade short-term debt instruments with original maturities greater than three months. These debt securities are classified as available-for-sale securities. Such investments are recorded at fair value as determined from quoted market prices, and the cost of securities sold is determined based on the specific identification method. Unrealized gains or losses are reported as a component of comprehensive income or loss, net of related tax effect.

Restricted Cash, Cash Equivalents and Short-Term Investments: These assets are carried at fair values and are restricted as collateral for specified obligations under certain lease agreements and certain interest payments on the 7.25% subordinated ACES debentures due November 15, 2006.

Allowance for Doubtful Accounts: Solectron evaluates the collectibility of accounts receivable based on a combination of factors. In cases where Solectron is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, Solectron records a specific allowance against amounts due, and thereby reduces the net recognized receivable to the amount management reasonably believes will be collected. For all other customers, Solectron recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment and historical experience.

Inventories: Inventories are stated at the lower of weighted average cost or market. Solectron’s industry is characterized by rapid technological change, short-term customer commitments and rapid changes in demand, as well as any other lower of cost or market considerations. Solectron makes provisions for estimated excess and obsolete inventory based on regular reviews of inventory quantities on hand and the latest forecasts of product demand and production requirements from customers. Provisions for excess and obsolete inventory are also impacted by Solectron’s contractual arrangements with their customers including their ability or inability to re-sell such inventory to them.

Property and Equipment: Property and equipment are recorded at cost. Depreciation and amortization are computed based on the shorter of the estimated useful lives or the related lease terms, using the straight-line method. Estimated useful lives are presented below.

Machinery, equipment and computer software	2 - 7 years
Furniture and fixtures	3 - 5 years
Leasehold improvements	estimated life or lease term
Buildings	15-50 years

Certain depreciation lives were changed from four to five years beginning March 2, 2001. Consequently, the depreciation charges on these assets were lower by $19.8 million in fiscal 2001 than it would have been using a four-year life.

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset when an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value.

Goodwill and Intangible Assets: In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite.

SFAS No. 142 was effective for fiscal years beginning after December 15, 2001; however, Solectron elected to early adopt the accounting standard effective in fiscal 2002. In accordance with SFAS No. 142, Solectron ceased amortizing goodwill, beginning in fiscal 2002.

The following table presents the impact of adopting SFAS No. 142 on net loss and net loss per share had the standard been in effect for all years presented:

	2003	2002	2001

	(in millions, except per-share data)
Continuing Operations:
Reported net loss	$(3,019.8)	$(3,070.8)	$(90.1)
Amortization of goodwill, net of tax	—	—	125.6

Adjusted net income (loss)	$(3,019.8)	$(3,070.8)	$35.5

Reported basic and diluted net loss per share	$(3.65)	$(3.93)	$(0.14)
Adjusted basic and diluted net income (loss) per share	$(3.65)	$(3.93)	$0.06
Discontinued Operations:
Reported net income loss	$(442.2)	$(39.4)	$(33.4)
Amortization of goodwill, net of tax	—	—	1.4

Adjusted net income loss	$(442.2)	$(39.4)	$(32.0)

Reported basic and diluted net loss per share	$(0.53)	$(0.05)	$(0.05)
Adjusted basic and diluted net income loss per share	$(0.53)	$(0.05)	$(0.05)

Solectron performs a goodwill impairment test annually during the fourth quarter of their fiscal year and more frequently if an event or circumstance indicates that an impairment loss has occurred. Such events or circumstances may include significant adverse changes in the general business climate or a prolonged depressed market capitalization, among others. The tests are performed by determining the fair values of Solectron’s reporting units using a discounted future cash flow model and comparing those fair values to the carrying values of the reporting units, including goodwill. If the fair value of a reporting unit is less than its carrying value, Solectron then allocates the fair value of the unit to all the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit’s fair value was the purchase price to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Intangible assets consist primarily of supply agreements and intellectual property obtained in asset purchase transactions. These assets are included within other assets within the consolidated balance sheets and are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets. Intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset when an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value.

Income Taxes: Solectron uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

Net Loss Per Share: Basic net loss per share is calculated using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated using the weighted-average number of common shares plus dilutive potential common shares outstanding during the period. Anti-dilutive potential common shares are excluded. Potential common shares consist of stock options that are computed using the treasury stock method and shares issuable upon conversion of Solectron’s outstanding convertible debt computed using the as-if-converted method. Share and per-share data presented reflect all stock splits.

Revenue Recognition: Solectron’s net sales from continuing operations are primarily derived from product manufacturing including, but not limited to, PCBA, sub-system and system assembly. Solectron also offers services consisting of repair and warranty services. Revenue from manufacturing services and product sales is generally recognized upon shipment of the manufactured product. Revenue from other services is recognized as the services are performed.

Employee Stock Plans: As it is permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” Solectron accounts for its employee stock plans, which generally consist of fixed stock option plans and an employee stock purchase plan, using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In general, as the exercise price of all options granted under these plans is equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation expense is recognized. In certain situations, under these plans, options to purchase shares of common stock may be granted at less than fair market value, which results in compensation expense equal to the difference between the market value on the date of grant and the purchase price. This expense is recognized over the vesting period of the options and included in operations. However, such expense amount has not been significant. The table below sets out the pro forma amounts of net loss and net loss per share that would have resulted for all fiscal years presented, if Solectron accounted for its employee stock plans under the fair value recognition provisions of SFAS No. 123.

	2003	2002	2001

	(in millions, except per-share data)
Net loss as reported	$(3,462.0)	$(3,110.2)	$(123.5)
Stock-based employee compensation expense determined under fair value method, net of tax	(107.0)	(94.7)	(90.9)

Pro forma net loss	$(3,569.0)	$(3,204.9)	$(214.4)

Net loss per share
Basic and diluted - as reported	$(4.18)	$(3.98)	$(0.19)
Basic and diluted - pro forma	$(4.31)	$(4.10)	$(0.33)

The stock-based employee compensation expense determined under the fair value method, net of related tax effects, included $13.8 million, $19.0 million and $18.8 million of expense relating to discontinued operations for fiscal 2003, 2002 and 2001, respectively.

For purposes of computing pro forma net loss, the fair value of each option grant and Employee Stock Purchase Plan purchase right is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the option grants and purchase rights are stated below.

	2003	2002	2001

Expected life of options	3 years	3 years	3.5 years
Expected life of purchase right	6 months	6 months	6 months
Volatility	79%	70%	65%
Risk-free interest rate	0.94% to 2.44%	1.64% to 4.14%	3.40% to 6.34%
Dividend yield	zero	zero	zero

Foreign Currency: For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates. In addition, Solectron records adjustments to remeasure dollar denominated loans to subsidiaries that are permanent in nature. The effects of these adjustments are reported in other comprehensive loss. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in earnings. To date, the effects of such transaction gains and losses and remeasurement adjustments on Solectron’s operations have not been material.

Derivative Instruments: In September 2000, Solectron adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, No. 138 and No. 149. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive loss and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period. For derivative instruments not designated as hedging instruments under SFAS No. 133, changes in fair values are recognized in earnings in the current period.

Recent Accounting Pronouncements: In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which it incurs the obligation. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Adoption of SFAS No. 143 did not have a material impact on Solectron’s consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” which supersedes SFAS No. 121. The primary objectives of SFAS No. 144 are to develop one accounting model based on the framework established in SFAS No. 121 for long-lived assets to be disposed of by sale, and to address significant implementation issues identified after the issuance of SFAS No. 121. Adoption of SFAS No. 144 did not have a material impact on Solectron’s consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS No. 146 has primarily resulted in changes to the timing of recognition of restructuring costs as previous accounting literature allowed recognition upon committing to an exit plan.

In November 2002, the FASB issued Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantees. It also requires disclosure in interim and annual financial statements of its obligations under certain guarantees it has issued. The initial recognition and measurement provisions of FIN No. 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements for periods ending after December 15, 2002. Adoption of FIN No. 45 did not have a material impact on Solectron’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Compensation costs attributable to Solectron’s stock option plans and employee stock purchase plan are recognized based on any excess of the quoted market price of the stock on the date of grant over the amount the employee is required to pay to acquire the stock, in accordance with the intrinsic-value method under APB No. 25. Such amount, if any, is expensed over the related time-based vesting period, as appropriate. APB No. 25 does not require options to be expensed when granted with an exercise price equal to fair market value. Solectron adopted the disclosure requirements of SFAS No. 148 during the third quarter of fiscal 2003.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which requires variable interest entities, previously referred to as special-purpose entities or off-balance sheet structures, to be consolidated by a company if that company is subject to a majority of the risk of loss from the entity’s activities or is entitled to receive a majority of the entity’s returns or both. The consolidation provisions of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003 and to existing entities in the first fiscal year or interim period beginning after December 15, 2003. Certain disclosure provisions apply in financial statements issued after January 31, 2003. Solectron does not expect this interpretation to have a material impact on its synthetic lease arrangements, as variable interest entities were not used in the transactions.

In April 2003, the FASB issued SFAS No. 149, “Amendments of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. Adoption of SFAS No. 149 did not have a material impact on Solectron’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Financial instruments that are within the scope of the statement, which previously were often classified as equity, must now be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on Solectron’s consolidated financial statements.

Reclassifications: Beginning in fiscal 2003, Solectron classified certain expense items differently than in prior periods. Solectron has revised prior period financial information to conform the expense classifications to the current presentation. None of these reclassifications had any impact on net loss or net loss per share for the periods presented. These reclassifications are:

1.	In fiscal 2003, Solectron began reporting other income and expense items as a separate line item rather than including such items in selling, general and administrative expenses. Accordingly, Solectron reclassified other income of $29.1 million from selling, general and administrative expenses to other income-net and $75.7 million of gains on retirement of debt from a separate non-operating line item to other income-net in fiscal 2002. In fiscal 2001, Solectron also reclassified other income of $60.0 million from selling, general and administrative expenses to other income-net.

2.	In fiscal 2003, Solectron classified certain items in cost of sales that in previous periods were included in selling, general and administrative expenses. Accordingly, Solectron reclassified $23.2 million and $52.1 million from selling, general and administrative expenses to cost of sales in fiscal 2002 and 2001, respectively.

In addition, Solectron classified research and development costs differently than in prior periods. Solectron now classifies research and development costs as selling, general and administrative expense. Previously, research and development costs was a separate line item on the consolidated statements of operations. Solectron has revised prior year financial information to conform the expense classifications to the current presentation. Selling, general and administrative expense now includes $25.4 million, $18.5 million and $14.3 million of research and development expenses for fiscal 2003, 2002 and 2001, respectively.

NOTE 2. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash, cash equivalents and short-term investments (related to continuing operations and including restricted amounts) as of August 31, 2003 and 2002 consisted of the following (in millions):

	Cash and Cash	Short-Term
	Equivalents	Investments

August 31, 2003
Cash	$713.2	$19.9
Money market funds	543.5	—
Certificates of deposit	—	—
Market auction securities	—	21.9
U.S. government securities	—	—
Corporate obligations	210.9	5.6
Other	—	—

Total	$1,467.6	$47.4

August 31, 2002
Cash	$927.4	$—
Money market funds	692.8	—
Certificates of deposit	24.8	11.4
Market auction securities	157.8	75.2
U.S. government securities	30.6	130.4
Corporate obligations	—	73.0
Other	41.7	42.2

Total	$1,875.1	$332.2

Solectron had $62.0 and $231.9 million of restricted cash, cash equivalents and short-term investment as of August 31, 2003 and 2002, respectively. Restricted cash, cash equivalents and short-term investments are restricted as collateral for specified obligations under certain lease agreements and certain interest payments on the 7.25% subordinated ACES debentures due November 15, 2006. Short-term investments are carried at fair market value, which approximates cost. Realized and unrealized gains and losses for the fiscal years ended August 31, 2003 and 2002 were not significant.

NOTE 3. INVENTORIES

Inventories related to continuing operations as of August 31, 2003 and 2002 consisted of (in millions):

	August 31	August 31
	2003	2002

Raw materials	$906.4	$1,261.5
Work-in-process	220.4	211.5
Finished goods	200.5	257.6

Total	$1,327.3	$1,730.6

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment related to continuing operations as of August 31, 2003 and 2002 consisted of (in millions):

	August 31	August 31
	2003	2002

Land	$57.6	$50.2
Building and improvements	366.2	323.0
Leasehold improvements	100.0	142.2
Furniture, fixtures, equipment and other	866.9	1,130.4
Computer equipment and software	314.1	321.6
Construction-in-process	16.7	32.2

	1,721.5	1,999.6
Less accumulated depreciation and amortization	939.6	993.0

Property and equipment, net	$781.9	$1,006.6

NOTE 5. LINES OF CREDIT

As of August 31, 2003, Solectron had available a $200 million revolving credit facility that expires on February 11, 2004, and a $250 million revolving credit facility that expires on February 14, 2005. Each of the revolving credit facilities is guaranteed by certain domestic subsidiaries and secured by the pledge of domestic accounts receivable, inventory and equipment, the pledge of equity interests in certain subsidiaries and notes evidencing intercompany debt. Borrowings under the credit facilities bear interest, at Solectron’s option, at the London Interbank offering rate (LIBOR) plus a margin of 1.75% based on Solectron’s current senior unsecured debt ratings, or the higher of the Federal Funds Rate plus 1/2 of 1% or Bank of America N.A.’s publicly announced Prime Rate. As of August 31, 2003, there were no borrowings outstanding under these facilities. Solectron is subject to compliance with certain financial covenants set forth in these facilities including, but not limited to, capital expenditures, consolidated tangible net worth, cash interest coverage, leverage, liquidity, and minimum cash. Prior to the end of the fourth quarter, Solectron obtained waivers to the minimum cash interest coverage ratio covenants. As a result of these waivers, Solectron was in compliance with all applicable covenants as of August 31, 2003.

In addition, Solectron had $39 million in committed and $205 million in uncommitted foreign lines of credit and other bank facilities as of August 31, 2003 related to continuing operations. A committed line of credit obligates a lender to loan Solectron amounts under the credit facility as long the terms of the credit agreement are adhered to. An uncommitted line of credit is extended to us at the sole discretion of a lender. The interest rates range from the bank’s prime lending rate to the bank’s prime rate plus 2.0%. As of August 31, 2003, borrowings and guaranteed amounts were $18 million under committed and $39 million under uncommitted foreign lines of credit. Borrowings are payable on demand. The weighted-average interest rate was 5.4 % for committed and 0.8% for uncommitted foreign lines of credit as of August 31, 2003.

NOTE 6. LONG-TERM DEBT

Long-term debt related to continuing operations at August 31, 2003 and 2002 consisted of (in millions):

	2003		2002

7.25% adjustable conversion-rate equity securities, 44,000,000 units, face value of $1,100.0, fair values of $723.6 and $545.6, due 2006	$1,081.6		$1,072.3
9.625% senior notes, face value of $500.0, fair values of $532.5 and $465.0, due 2009	516.4		497.1
7.375% senior notes, face value of $150.0, fair values of $152.3 and $150.0, due 2006	149.9		149.9
2.75% zero-coupon convertible senior notes, face values of $15.9 and $852.5, fair values of $9.0 in 2003 and $496.1 in 2002, due 2020	10.1		—	*
3.25% zero-coupon convertible senior notes, face values of $1,622.6 and $2,557.1, fair values of $912.7 in 2003 and $1,118.8 in 2002, due 2020	—	**	1,419.7
Other, fair values of $59.6 and $41.9	59.6		41.9

Total long-term debt	$1,817.6		$3,180.9

*As of August 31, 2002, remaining carrying amount of $527 million was classified in short-term debt as the holders of these notes had the right to require Solectron to repurchase them on May 8, 2003. The principal amount not repurchased was reclassified to long-term debt as of August 31, 2003 as the next repurchase date occurs in 2010.

**As of August 31, 2003, remaining carrying amount of $931 million was classified in short-term debt as the holders of these notes have the right to require Solectron to repurchase them on May 20, 2004.

Liquid Yield Option Notes (LYONs)

In November 2000, Solectron issued 2.9 million LYONs at an issue price of $524.78 per note, which resulted in gross proceeds to Solectron of approximately $1.5 billion. These notes are unsecured and unsubordinated indebtedness of Solectron. Solectron will pay no interest prior to maturity. Each note has a yield of 3.25% with a maturity value of $1,000 on November 20, 2020. Each note is convertible to common shares at any time by the holder at a conversion rate of 11.7862 shares per note. Holders may require Solectron to purchase all or a portion of their notes on May 20, 2004, November 20, 2005 and 2010, at prices of $587.46, $616.57 and $724.42 per note, respectively, payable in cash or common stock at the option of Solectron. Also, each holder may require Solectron to repurchase all or a portion of such holder’s notes if a change in control of Solectron occurs on or before May 20, 2004. Solectron, at its option, may redeem all or a portion of the notes at any time on or after May 20, 2004. Solectron is amortizing the issuance cost through May 20, 2004. During fiscal 2002, Solectron repurchased a portion of the LYONs with a carrying amount totaling approximately $183 million for approximately $156 million in cash which resulted in a gain of $27 million. During fiscal 2003, Solectron repurchased a portion of these LYONs with a carrying amount totaling $522 million for $483 million in cash, which resulted in a gain of $39 million. The remaining accreted value of these notes was $931 million as of August 31, 2003 and Solectron may be obligated to purchase these notes on May 20, 2004 for $953 million in cash or common stock or a combination of both.

In May 2000, Solectron issued 4.025 million LYONs at an issue price of $579.12 per note, which resulted in gross proceeds to Solectron of approximately $2.3 billion. These notes are unsecured and unsubordinated indebtedness of Solectron. Solectron will pay no interest prior to maturity. Each note has a yield of 2.75% with a maturity value of $1,000 on May 8, 2020. Each note is convertible at any time by the holder to common shares at a conversion rate of 12.3309 shares per note. Holders were able to require Solectron to purchase all or a portion of their notes on May 8, 2003 and 2010, at prices of $628.57 and $761.00 per note, respectively. Also, each holder was able to require Solectron to repurchase all or a portion of such holder’s notes upon a change in control of Solectron occurring on or before May 8, 2003. Solectron, at its option, may redeem all or a portion of the notes at any time on or after May 8, 2003. Issuance costs were fully amortized as of May 8, 2003. During the first quarter of fiscal 2003, Solectron repurchased a portion of these LYONs with a carrying amount totaling $11 million for $11 million in cash, which resulted in no gain or loss. On March 31, 2003, Solectron announced its intention to repurchase any 2.75% LYONs put to it with cash on May 8, 2003. Accordingly, Solectron repurchased $514 million of these LYONs with cash during the third quarter of fiscal 2003 resulting in no significant gain or loss. During fiscal 2002, Solectron repurchased a portion of these LYONs with a carrying amount totaling approximately $1.9 billion for approximately $1.8 billion in cash which resulted in a gain of $63 million.

During fiscal 2002, Solectron repurchased LYONs, which were issued in January 1999, with a carrying amount totaling approximately $825.5 million for approximately $839.5 million in cash which resulted in a loss of $14.0 million.

Adjustable Conversion-Rate Equity Securities (ACES)

During the second quarter of fiscal 2002, Solectron closed its public offering of $1.1 billion, or 44 million units, of 7.25% ACES. Each ACES unit has a stated amount of $25.00 and consists of (a) a contract requiring the holder to purchase, for $25.00, a number of shares of Solectron common stock to be determined on November 15, 2004, based on the average trading price of Solectron’s common stock at that time and certain specified settlement rates ranging from 2.1597 shares of Solectron’s common stock per purchase contract to 2.5484 shares of Solectron’s common stock per purchase contract (subject to certain anti-dilution adjustments); and (b) a $25 principal amount of 7.25% subordinated debenture due 2006. Solectron received gross proceeds of approximately $1.1 billion from the transaction. Solectron allocated $47 million to the fair value of the stock purchase contracts and recorded this amount in additional paid-in capital. The debentures are held and pledged for Solectron’s benefit to secure the holders’ obligation to purchase Solectron’s common stock on November 15, 2004. On or about August 15, 2004, the ACES debentures will be remarketed and, if the remarketing is successful, the interest rate will be reset at then current rates as described in the indentures and the proceeds from the remarketing will be used to satisfy the holders’ obligation to purchase Solectron’s common stock in November 2004. If the debentures are not successfully remarketed, the interest rate will not be reset and Solectron may use the pledged debentures to satisfy the holders’ obligation to purchase Solectron’s common stock in November 2004. Approximately $20 million of short-term investments as of August 31, 2003 were restricted as collateral related to the obligations for the next quarterly interest payment.

9.625% Senior Notes

On February 8, 2002, Solectron issued an aggregate principal amount of $500 million of 9.625% senior notes due 2009. Solectron is required to pay interest on the notes in cash on February 15 and August 15 of each year. The indenture governing the terms of these notes contains restrictive provisions, which limit Solectron and its subsidiaries from making distributions on their capital stock, investments, incurring debt, issuing preferred stock and engaging in assets sales, among other provisions.

7.375% Senior Notes

In March 1996, Solectron issued $150 million aggregate principal amount of senior notes. These notes are in denominations and have a maturity value of $1,000 each and are due on March 1, 2006. Interest is payable semiannually at a rate of 7.375% per annum. The notes may not be redeemed prior to maturity.

The aggregate annual maturities of long-term debt related to continuing operations are as follows (in millions):

Years Ending August 31:

2005	25.2
2006	162.3
2007	1,111.0
2008	0.5
Thereafter	518.6

Total	$1,817.6

NOTE 7. FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The fair value of Solectron’s cash, cash equivalents, accounts receivable, accounts payable and borrowings under lines of credit approximates the carrying amount due to the relatively short maturity of these items. The fair value of Solectron’s short-term investments (see Note 2, “Cash, Cash Equivalents and Short-Term Investments”) is determined based on quoted market prices. The fair value of Solectron’s long-term debt (see Note 6, “Long-Term Debt”) is determined based on broker trading prices.

Derivatives

Solectron enters into foreign exchange forward contracts intended to reduce the short-term impact of foreign currency fluctuations on foreign currency receivables, investments and payables. The gains and losses on the foreign exchange forward contracts offset the transaction gains and losses on the foreign currency receivables, investments, and payables recognized in earnings. Solectron does not enter into foreign exchange forward contracts for speculative purposes. Solectron’s foreign exchange forward contracts related to current assets and liabilities are generally three months or less in original maturity.

Solectron also uses interest rate swaps to hedge its mix of short-term and long-term interest rate exposures resulting from Solectron’s debt obligations. During the third quarter of fiscal 2002, Solectron entered into interest rate swap transactions under which it pays variable rates and receives fixed rates. The interest rate swaps have a total notional amount of $1 billion. $500 million relates to the Company’s $1.1 billion ACES and expires on November 15, 2004 and $500 million relates to the 9.625% $500 million senior notes expiring on February 15, 2009. Under each of these swap transactions, Solectron pays an interest rate equal to the 3-month LIBOR rate plus a fixed spread. In exchange, Solectron receives fixed interest rates of 7.25% on the first $500 million and 9.625% on the second $500 million. These swap transactions effectively replace the fixed interest rates that the Company must pay on a portion of its ACES and all its 9.625% senior notes with variable interest rates. These swaps are designated as fair value hedges under SFAS No. 133. During fiscal 2003, Solectron settled its swaps related to the senior notes and received cash proceeds of approximately $26 million. This gain is being amortized over the remaining life of the senior notes. Solectron also replaced these swaps with similar instruments designated as fair value hedges under SFAS No. 133 during fiscal 2003.

As of August 31, 2003, Solectron had outstanding foreign exchange forward contracts with a total notional amount of approximately $559 million related to continuing operations.

The fair values of the derivatives referred to above were not significant.

For all derivative transactions, Solectron is exposed to counterparty credit risk to the extent that the counter parties may not be able to meet their obligations towards Solectron. To manage the counterparty risk, Solectron limits its derivative transactions to those with major financial institutions. Solectron does not expect to experience any material adverse financial consequences as a result of default by Solectron’s counter parties.

Business and Credit Concentrations

Financial instruments that potentially subject Solectron to concentrations of credit risk consist of cash, cash equivalents, short-term investments and trade accounts receivable. Solectron’s short-term investments are managed by recognized financial institutions which follow Solectron’s investment policy. Such investment policy limits the amount of credit exposure in any one issue and requires the investment securities to be investment grade short-term debt instruments. Concentrations of credit risk in accounts receivable resulting from sales to major customers are discussed in Note 13, “Major Customers”. Solectron generally does not require collateral for sales on credit. However, for customers that have limited financial resources, Solectron may require coverage for this risk including standby letters of credit, prepayments and consignment of inventories. Solectron also monitors extensions of credit and the financial condition of its major customers.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Synthetic Leases

During fiscal 2002, Solectron restructured its synthetic lease agreements relating to four manufacturing sites. The synthetic leases have expiration dates in 2007. At the end of the lease term, Solectron has an option, subject to certain conditions, to purchase or to cause a third party to purchase the facilities subject to the synthetic leases for the “Termination Value,” which approximates the lessor’s original cost, or may market the property to a third party at a different price. Solectron is entitled to any proceeds from a sale of the properties to third parties in excess of the Termination Value and liable to the lessor for any shortfall. In connection with its restructuring of these synthetic leases, Solectron provided loans to the lessor equaling approximately 85% of its Termination Value. These loans are repayable solely from the sale of the properties to third parties in the future, are subordinated to the amounts payable to the lessor at the end of the synthetic leases, and may be credited against the Termination Value payable if Solectron purchases the properties. The approximate Termination Values and loan amounts were $102 million and $86 million, respectively, as of August 31, 2003.

In addition, cash collateral of $16 million is pledged for the difference between the Termination Values and the loan amounts. Each lease agreement contains various affirmative and financial covenants. A default under a lease, including violation of these covenants, may accelerate the termination date of the arrangement. Prior to the end of fiscal 2003, Solectron obtained a waiver to the minimum cash interest coverage ratio covenant. As a result of the waiver, Solectron was in compliance with all applicable covenants as of August 31, 2003. Monthly lease payments are generally based on the Termination Value and 30-day LIBOR index (1.1% as of August 31, 2003) plus an interest-rate margin, which may vary depending upon Solectron’s Moody’s Investors’ Services and Standard and Poor’s ratings and are allocated between the lessor and Solectron based on the proportion of the loan amount to the total Termination Value for each synthetic lease.

Solectron accounts for these synthetic lease arrangements as operating leases in accordance with SFAS No. 13, “Accounting for Leases,” as amended. Solectron’s loans to the lessor were included in other long-term assets in the consolidated balance sheet as of August 31, 2003.

If Solectron should determine that it is probable that the expected fair value of the property at the end of the lease term will be less than the Termination Value, any expected loss will be recognized on a straight-line basis over the remaining lease term.

Future Minimum Lease Obligations

Future minimum payments related to continuing operations’ lease obligations, including the synthetic leases discussed above, are $70 million, $28 million, $18 million, $15 million and $12 million in each of the years in the five-year period ending August 31, 2008, and $40 million for periods after that date. Rent expense was $104 million, $120 million and $88 million for fiscal 2003, 2002 and 2001, respectively. Sublease income did not have a significant impact on these amounts.

Related Party Guarantees

Solectron extends guarantees of $65 million in favor of vendors that supply the company’s subsidiaries. These guarantees have various expiration terms. In addition, Solectron guarantees used and unused lines of credits and debt for its own subsidiaries totaling $244 million as of August 31, 2003. Solectron also guarantees performance of certain subsidiaries in various transactions such as leases totaling $226 million as of August 31, 2003.

Legal Proceedings

Solectron is from time to time involved in various litigation and legal matters, including those described below. By describing the particular matters set forth below, Solectron does not intend to imply that the Company or its legal advisors have concluded or believe that the outcome of any of those particular matters is or is not likely to have a material adverse impact upon Solectron’s business or consolidated financial condition.

On September 19, 2002, one of Solectron’s former employees filed a complaint against Solectron in the Superior Court of the State of California, Santa Clara County, asserting two claims for wrongful termination. The case is encaptioned Ronald Sorisho v. Solectron Corporation et al., Case No. CV811243. In the complaint, plaintiff alleges that he was wrongfully terminated by Solectron in supposed retaliation for his alleged efforts to ensure that Solectron timely recognized a charge for excess, obsolete and slow moving inventory. Plaintiff’s complaint seeks compensatory damages in an amount “not less than $2.5 million” as well as punitive damages. Solectron believes Mr. Sorisho’s claims of wrongful termination are without merit and intends to vigorously defend itself. Solectron filed a motion with the court challenging the sufficiency of Mr. Sorisho’s complaint, and in response to this motion, Mr. Sorisho filed an amended complaint in which he dropped one of his two original wrongful termination claims, but added a new claim for purported defamation based upon statements attributed to Solectron in a news article regarding Mr. Sorisho’s allegations against Solectron. Solectron tendered the defense of the defamation claim to its insurance carrier and the insurance carrier has assumed the defense of the defamation claim, subject to a reservation of rights. Solectron is also continuing to vigorously defend against Mr. Sorisho’s wrongful termination claim.

On March 6, 2003, a putative shareholder class action lawsuit was filed against Solectron and certain of its officers in the United States District Court for the Northern District of California alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The case is entitled Abrams v. Solectron Corporation et al., Case No. C-03-0986 CRB. The complaint alleged that the defendants issued false and misleading statements in certain press releases and SEC filings issued between September 17, 2001 and September 26, 2002. In particular, plaintiff alleged that the defendants failed to disclose and to properly account for excess and obsolete inventory during the relevant time period. Additional complaints making similar allegations were subsequently filed in the same court, and pursuant to an order entered June 2, 2003, the Court appointed lead counsel and plaintiffs to represent the putative class in a single consolidated action. The Consolidated Amended Complaint, filed September 8, 2003, alleges an expanded class period of June 18, 2001 through September 26, 2002, and purports to add a claim for violation of Section 11 of the Securities Act of 1933 on behalf of a putative class of former shareholders of C-MAC Industries, Inc., who acquired Solectron stock pursuant to the October 19, 2001 Registration Statement filed in connection with Solectron’s acquisition of C-MAC Industries, Inc. In addition, while the initial complaints focused on alleged inventory issues, the Consolidated Amended Complaint adds allegations of inadequate disclosure and failure to properly account for all excess and obsolete inventory. The complaint seeks an unspecified amount of damages on behalf of the putative class. Solectron intends to vigorously defend against the consolidated lawsuit. There can be no assurance, however, that the outcome of the lawsuit will be favorable to Solectron or will not have a material adverse effect on Solectron’s business, financial condition and results of operations. In addition, Solectron may be forced to incur substantial litigation expenses in defending this litigation.

On March 21, 2003, Solectron, all the current members of its Board of Directors, and two former officers, were named as defendants in a shareholder derivative lawsuit entitled Lifshitz v. Cannon et al., Case No. CV815693, filed in the Santa Clara County, California Superior Court. The plaintiff alleged that he should be permitted to pursue litigation, purportedly for the benefit of Solectron, against the individual director and officer defendants for alleged mismanagement and waste of corporate assets during the period from May 2001 to the present, purported breaches of fiduciary duty, “constructive fraud,” “abuse of control,” and alleged violations of the California Corporations Code by certain of the individual defendants who sold some of their Solectron stockholdings during the period from September 2001 through September 2002. On May 19, 2003, Solectron and the individual defendants moved to dismiss the Lifshitz complaint. In the meantime, two substantively identical derivative lawsuits, entitled Schactner v. Cannon, et al., Case No. CV817112, and Nims v. Cannon, et al., Case No. CV817158, were filed in the same Court on May 14 and May 15, respectively. Counsel for the plaintiffs in all three suits subsequently advised the Court that they would be filing a consolidated amended complaint, and accordingly, defendants’ motion to dismiss was taken off calendar pending the filing of the consolidated amended complaint combining the three lawsuits. On June 27, 2003, the plaintiffs served their consolidated amended complaint now alleging that “since January of 1999” all of the current members of Solectron’s Board of Directors, as well as four former officers and directors, purportedly breached their fiduciary duties and participated in or permitted “constructive fraud,” “unjust enrichment,”

and alleged violations of the California Corporations Code. The consolidated complaint alleged an unspecified amount of compensatory and punitive damages, and sought the relinquishment of all profits realized by those individual defendants who sold Solectron stock during the relevant period, together with statutory penalties under California Corporations Code section 25402 which plaintiff alleged to be applicable to those sales of Solectron stock. Solectron moved to dismiss the Consolidated Amended Complaint because Solectron does not believe plaintiffs have adequately alleged a basis for plaintiffs to appropriate for themselves the duties of Solectron’s Board of Directors under applicable Delaware law, and believes that the consolidated complaint contains various factual errors and legal deficiencies. On October 7, 2003, the California Superior Court granted Solectron’s motion to dismiss, but granted the plaintiffs an opportunity to try to cure the deficiencies in their Consolidated Amended Complaint through a further amended complaint. Solectron anticipates that the plaintiffs will file a further amended complaint within the next 30 days, after which Solectron expects to seek dismissal of that complaint because Solectron does not believe plaintiffs can show a sufficient basis to allow them to appropriate for themselves the duties of Solectron’s Board of Directors under applicable Delaware law. Solectron may be forced to incur substantial litigation expenses in defending this litigation.

NOTE 9. RETIREMENT PLANS

Solectron has various retirement plans that cover a significant number of its eligible worldwide employees. The Company sponsors a 401(k) Plan to provide retirement benefits for its United States employees. This Plan provides for tax-deferred salary deductions for eligible employees. Employees may contribute between 1% to 15% of their annual compensation to this Plan, limited by an annual maximum amount as determined by the Internal Revenue Service. The Company also makes discretionary matching contributions, which vest immediately, as periodically determined by its Board of Directors. The Company’s matching contributions to this plan related to continuing operations totaled $8 million, $9 million, and $12 million, respectively, in fiscal 2003, 2002 and 2001. In addition, certain of the Company’s non-United States employees are covered by various defined benefit and defined contribution plans. Solectron’s expenses for these plans related to continuing operations totaled $4 million, $3 million and $5 million in fiscal 2003, 2002 and 2001, respectively.

NOTE 10. INCOME TAXES

The components of income taxes (benefit) from continuing operations for the fiscal periods included in this report are as follows (in millions):

	2003	2002	2001

Current:
Federal	$21.5	$(171.9)	$17.8
State	3.2	3.3	2.6
Foreign	14.0	15.1	34.0

	38.7	(153.5)	54.4

Deferred:
Federal	439.7	(212.0)	(82.7)
State	63.5	(53.5)	(14.3)
Foreign	(9.8)	(30.0)	6.7

	493.4	(295.5)	(90.3)

Total	$532.1	$(449.0)	$(35.9)

The overall effective income tax rate (expressed as a percentage of financial statement loss from continuing operations and before income taxes) varied from the United States statutory income tax rate for all fiscal years presented as follows:

	2003	2002	2001

Federal tax rate	35.0%	35.0%	35.0%
State income tax, net of federal tax benefit	(1.7)	0.9	6.0
Income of international subsidiaries taxed at different rates	(11.8)	(0.7)	(45.0)
Tax holiday	0.4	1.6	52.0
Tax exempt interest income	—	—	3.5
Nondeductible goodwill and acquisition costs	(3.5)	(18.5)	(8.5)
Loss for which no benefit is currently realized	(20.8)	(5.5)	(10.2)
Intercompany interest charges	—	—	(4.3)
Change in beginning valuation allowance	(19.0)	—	—
Other	—	—	—

Effective income tax rate	(21.4)%	12.8%	28.5%

The tax effects of temporary differences from continuing operations that gave rise to significant portions of deferred tax assets and liabilities as of August 31, 2003 and 2002 were as follows (in millions):

	2003	2002

Deferred tax assets:
Accruals, allowances and reserves	$79.5	$225.0
State income tax	52.0	60.0
Acquired intangible assets	487.4	319.5
Depreciation	—	5.4
Net operating loss carryover and credits	731.8	188.8
Restructuring reserves	34.3	70.7
Other	32.6	1.1

Deferred tax assets	1,417.6	870.5
Valuation allowance	(1,362.3)	(303.0)

Total deferred tax assets	$55.3	$567.5

Deferred tax liabilities:
Foreign inventories expensed for tax	$—	$(35.2)
Depreciation	(9.4)	—
Realized translation gains	—	(8.0)
Other	—	(5.7)

Total deferred tax liabilities	(9.4)	(48.9)

Net deferred tax assets	$45.9	$518.6

Net deferred tax assets were recorded in other assets in the accompanying consolidated balance sheet.

The Company has U.S. federal net operating loss carryforwards arising from continuing operations in its U.S. consolidated group of approximately $820 million. The net operating loss carryforwards, if not utilized, will expire in 2021 through 2023.

As a result of various business acquisitions, the Company had acquired additional U.S. federal net operating loss carryforwards arising from continuing operations from U.S. subsidiaries totaling approximately $88 million, which will expire if not utilized beginning in 2004 through 2021. The annual utilization of these net operating losses is limited under the “ownership change” provisions of the U.S. Internal Revenue Code.

The Company also has California state net operating losses in its unitary group of approximately $260 million, which will expire if not utilized in 2011 through 2013.

The Company has net operating loss carryforwards in various foreign jurisdictions. A summary of significant foreign net operating loss carryforwards follows (in millions):

Jurisdiction	Amount	Expiration

Brazil	120.6	Indefinite
Canada	211.5	2004 - 2010
France	251.5	2004 - 2008
Germany	44.8	Indefinite
Ireland	62.7	Indefinite
Japan	82.3	2006 - 2008
Malaysia	81.8	Indefinite
Singapore	71.5	Indefinite
United Kingdom	136.0	Indefinite
Other	240.8	Various

Management has determined that a valuation allowance in the amount of approximately $1.4 billion is required with respect to deferred tax assets. Management believes that it is more likely than not that the remaining deferred tax assets will be realized, principally through carrybacks to taxable income in prior years. In the event the tax benefits relating to the valuation allowance are realized, $5 million of such benefits would reduce goodwill and $13 million would be credited to other comprehensive loss.

Worldwide income (loss) from continuing operations before taxes for all fiscal years presented consisted of the following (in millions):

	2003	2002	2001

U.S	$(304.0)	$(3,823.4)	$(230.3)
Non-U.S	(2,183.7)	303.5	104.3

Total	$(2,487.7)	$(3,519.9)	$(126.0)

Cumulative undistributed earnings of the international subsidiaries amounted to $549 million as of August 29, 2003, all of which is intended to be permanently reinvested. The amount of deferred income tax liability that would result had such earnings been repatriated is estimated to be approximately $153 million which would be absorbed by a corresponding reversal in valuation allowance.

Solectron has been granted a tax holiday for its Malaysian sites which is effective through July 31, 2011, subject to certain conditions. In addition, Solectron has been granted a tax holiday for certain manufacturing operations in Singapore which is effective through March 2011, subject to certain conditions. Solectron has also been granted various tax holidays in China, which are effective for various terms and are subject to certain conditions. The net impact of these tax holidays was to decrease local country taxes by $41 million ($0.05 per diluted share) in 2003, $34 million ($0.04 per diluted share) in 2002, and $56 million ($0.07 per diluted share) in 2001.

NOTE 11. STOCKHOLDERS’ EQUITY

Stock Repurchase

On September 17, 2001, Solectron’s board of directors authorized a $200 million stock repurchase program. During the first fiscal quarter of 2002, Solectron repurchased 442,200 shares of its common stock at an average price of $10.10 for approximately $4.5 million.

Restricted Stock Awards

During fiscal 2003, Solectron issued restricted stock awards up to 1.4 million shares of common stock to certain eligible executives. These restricted shares are not transferable until fully vested and are subject to the Company Repurchase Option for all unvested shares upon certain early termination events and also subject to accelerated vesting in certain circumstances. Compensation expense resulting from the difference between the market value on the date of the restricted stock award granted and the purchase price is being amortized over the vesting period and is not significant.

Stock Option Plans

Solectron’s stock option plans provide for grants of options to employees to purchase common stock at the fair market value of such shares on the grant date. The options vest over a four-year period beginning generally on the grant date. The term of the options is five years for options granted prior to January 12, 1994, seven years for options granted prior to September 20, 2001, and ten years for options granted thereafter. In connection with the acquisitions of Force, SMART, Bluegum, Centennial Technologies, C-MAC and Iphotonics, Solectron assumed all options outstanding under the related companies’ option plans. Options under these plans generally vest over periods ranging from immediately to five years from the original grant date and have terms ranging from two to ten years. In the table contained herein, these options are considered granted in the year the acquisition occurred. No further options may be granted under these plans. A summary of stock option activity under the plans for all fiscal years is presented as follows (in millions, except per-share data):

	2003		2002		2001

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of year	63.2	$18.50	47.9	$22.61	44.1	$17.72
Granted	21.3	$3.73	26.1	$10.40	14.4	$32.98
Exercised	(0.3)	$3.54	(3.1)	$6.02	(7.0)	$8.77
Canceled	(20.2)	$16.43	(7.7)	$21.92	(3.6)	$30.23

Outstanding, end of year	64.0	$14.30	63.2	$18.50	47.9	$22.61

Exercisable, end of year	37.5	$18.20	36.4	$17.64	27.0	$16.53

Weighted-average fair value of options granted during the year		$2.29		$6.97		$17.91

Information regarding the stock options outstanding at August 31, 2003, is summarized in the table below (in millions, except number of years and per-share data).

	Outstanding			Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Price	Shares	Life	Price	Shares	Price

$0.001 - $3.65	5.0	7.85 years	$2.27	1.8	$1.69
$3.77 - $3.77	7.3	9.02 years	$3.77	1.6	$3.77
$3.99 - $4.24	6.5	9.19 years	$4.07	1.1	$4.09
$4.30 - $9.75	6.6	4.61 years	$6.29	4.4	$6.55
$9.98 - $10.29	11.3	7.99 years	$10.29	5.4	$10.28
$10.34 - $13.30	7.8	2.78 years	$12.19	7.3	$12.27
$13.44 - $24.13	7.7	4.92 years	$18.57	5.9	$18.98
$25.21 - $38.13	6.4	3.75 years	$33.04	5.7	$33.40
$39.10 - $51.67	5.4	3.93 years	$44.83	4.3	$44.78

$0.001 - $51.67	64.0	6.09 years	$14.30	37.5	$18.20

A total of 49.7 million shares of common stock were available for grant under the plans as of August 31, 2003.

An initial option is granted to each new outside member of Solectron’s Board of Directors to purchase 15,000 shares of common stock at the fair value on the date of the grant. On December 1 of each year, each outside member is granted an additional option to purchase 8,000 shares of common stock at the fair market value on such date. These options vest over one year and have a term of seven years.

Employee Stock Purchase Plan

Under Solectron’s Employee Stock Purchase Plan, employees meeting specific employment qualifications are eligible to participate and can purchase shares semi-annually through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions for up to 10% of qualified compensation. As of August 31, 2003, approximately 18 million shares were available for issuance under the Purchase Plan.

The weighted average fair value of the purchase rights granted by Solectron in fiscal 2003, 2002 and 2001 was $1.37, $5.13, and $12.90, respectively.

NOTE 12. SEGMENT AND GEOGRAPHIC INFORMATION

SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information” established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Historically, the Company had the following four reportable segments: Global Operations, Technology Solutions, Global Services and MicroSystems. Following a comprehensive review of its business strategy, Solectron committed to a plan to divest a number of business operations (see also Note 18, “Discontinued Operations”, for a discussion of divesting activities). As a result, Solectron is in the process of divesting a majority of the assets in the Global Services, Technology Solutions, and MicroSystems reportable segments. The assets being divested are reported as discontinued operations.

Starting in the first quarter of fiscal 2004, Solectron realigned to a more integrated organizational structure in order to appropriately manage the continuing operations. The Company is now organized as Worldwide Operations in order to deliver integrated solutions to its customers. Worldwide Operations consists of manufacturing and post-manufacturing services and is supported by the following functions – Design and Engineering Services; Sales and Account Management; Strategy and Marketing; Finance; and Human Resources.

Solectron’s chief operating decision maker is the Chief Executive Officer. As a result of Solectron’s organizational realignment, the Chief Executive Officer evaluates financial information on a company-wide basis for purposes of making decisions and assessing financial performance. Accordingly, Solectron revised its presentation of reportable segments from four to one to reflect how the Company now manages its business.

Geographic information for continuing operations as of and for the periods presented is as follows (in millions):

	2003	2002	2001

Geographic net sales:
United States	$3,217.7	$3,415.8	$7,857.1
Malaysia	1,455.0	1,410.1	1,910.4
Latin America and other North America	1,358.7	1,735.7	2,807.7
Europe	1,590.4	1,840.7	3,130.8
Other Asia Pacific	2,206.5	2,336.4	1,730.9

	$9,828.3	$10,738.7	$17,436.9

Long-lived assets:
United States	$428.7	$1,190.3
Europe	219.8	256.8
Asia/Pacific and other	664.3	2,163.4
Discontinued operations	262.9	743.5

	$1,575.7	$4,354.0

NOTE 13. MAJOR CUSTOMERS

Net sales from continuing operations to major customers as a percentage of consolidated net sales were as follows:

	Years Ended August 31

	2003	2002	2001

Nortel Networks	12.9%	15.6%	12.8%
Cisco Systems	11.9%	11.6%	11.5%
Ericsson	*	*	14.6%

*less than 10%

Solectron has concentrations of credit risk due to sales to these and other of Solectron’s significant customers. In particular, Nortel Networks accounted for approximately 15% and 14% of total accounts receivable related to continuing operations at August 31, 2003 and 2002, respectively.

NOTE 14. PURCHASE OF ASSETS

Fiscal 2003

On February 3, 2003 Solectron entered into a five-year supply agreement with HP to assemble printed circuit boards and memory modules for HP’s mid- and high-end enterprise servers, as well as other products. In connection with this supply agreement, Solectron paid approximately $5 million to acquire certain operating assets. This transaction was treated as an asset purchase and Solectron allocated the purchase price based on the fair values of the assets acquired and liabilities assumed. The $5 million was allocated to inventory, other assets, property, plant, equipment and intangible assets. In addition, Solectron agreed to pay HP $52 million if HP meets certain minimum revenue targets over the next five years. If and when HP meets these targets, the $52 million will be paid and recorded as a sales rebate.

Solectron also acquired an IBM asset recovery operation in North Carolina and a call and technical support service center in Italy for an aggregate purchase price of approximately $14 million in cash during the second quarter of fiscal 2003.

Fiscal 2002

On May 31, 2002, Solectron announced the completion of a three-year supply agreement to produce optical networking equipment for Lucent. As part of the three-year supply agreement, Solectron purchased equipment and inventory related to Lucent’s optical product lines for approximately $99 million in cash. This acquisition was accounted for as a purchase of assets. Subsequently, as a result of significant changes in the marketplace and decreased demand, both parties agreed in October 2002 to unwind this supply agreement. During the first quarter of fiscal 2003, Solectron received approximately $48 million in cash from Lucent to unwind this agreement. No gain or loss was realized with respect to this unwind transaction as the cash received was equal to the carrying value of the assets divested. Solectron ceased production under this agreement in March 2003.

Fiscal 2001

During the second quarter of fiscal 2001, Solectron acquired IBM’s European Repair Center in Amsterdam, the Netherlands for approximately $10 million in cash. In addition, Solectron assumed responsibility for IBM’s European repair, refurbishment and asset recovery services provided by the Amsterdam operations.

During the second quarter of fiscal 2001, Solectron completed the acquisition of Sony’s manufacturing facilities in Nakaniida, Japan, and Kaohsiung, Taiwan for approximately $75 million in cash. The new sites provide a range of electronics manufacturing services to Sony and other customers.

NOTE 15. BUSINESS COMBINATIONS

Fiscal 2002

C-MAC Industries, Inc. (C-MAC)

During the second quarter of 2002, Solectron completed its acquisition of 100% of the outstanding common stock of C-MAC, which provides a comprehensive portfolio of electronic manufacturing services and solutions to customers worldwide. The Company attributes the goodwill in this transaction to management’s belief that the acquisition will enable Solectron to create a diversified provider of integrated electronic manufacturing solutions that can benefit from complementary high-end technology capabilities, selected vertical integration and improved access to growth opportunities and meet the growing demand by customers for complete supply-chain management solutions.

The Company issued approximately 98.8 million shares of its common stock, 52.5 million exchangeable shares of Solectron Global Services Canada Inc., which are exchangeable on a one-to-one basis for Solectron Corporation’s common stock, and 5 million options to purchase Solectron Corporation’s common stock in the transaction. The purchase price was $2,567 million, consisting of stock valued at $2,487 million, stock options valued at $63 million and direct acquisition costs of $22 million reduced by the intrinsic value of unvested stock options of $5 million. The value of the common stock issued was determined based on the average market price of Solectron’s common stock over the five-day period before and after the terms of the acquisition were agreed to and announced.

The Company’s statements of operations include C-MAC’s results from the acquisition date. The following unaudited pro forma financial information presents the combined results of operations of Solectron and C-MAC as if the acquisition had occurred as of the beginning of fiscal 2002. The pro forma financial information does not necessarily reflect the results of operations that would have occurred if Solectron and C-MAC constituted a single entity during such period.

2002

(in millions, except per-share data)
Net sales	$10,897.7
Net loss	$(3,133.7)
Basic loss per share	$(3.82)
Diluted loss per share	$(3.82)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Accounts receivable	$277.4
Inventory	362.1
Other current assets	214.5
Property and equipment	186.2
Goodwill	2,143.5
Other intangible assets	25.6
Other long-term assets	44.2

Total assets acquired	$3,253.5

Current liabilities	$(316.5)
Long-term debt	(337.8)
Other long-term liabilities	(32.3)

Total liabilities assumed	$(686.6)

The intangible assets acquired had a fair value of approximately $26 million based on an independent valuation. All the intangible assets resulting from the acquisition are classified under the “other” category of the table of intangible assets presented in Note 17, “Goodwill and Other Intangible Assets”. The weighted-average useful life of these intangible assets is approximately six years. Solectron does not expect these assets to have a residual value upon full amortization. Approximately $300 million of goodwill is expected to be deductible for tax purposes.

Other acquisitions

During the first quarter of 2002, Solectron completed its acquisition of Iphotonics, Inc., an optical products manufacturer, for approximately 10.2 million shares of Solectron common stock and 428,000 options to purchase Solectron’s common stock. The purchase price was $125 million, consisting of stock valued at $122 million, stock options valued at $3 million and direct acquisition costs of $1 million. This transaction resulted in goodwill of approximately $105 million. The value of the common stock issued was determined based on the average market price of Solectron’s common stock over the five-day period before and after the terms of the acquisition were agreed to and announced.

During the first quarter of 2002, Solectron completed its acquisition of Stream International, Inc., a global customer relationship management provider, for approximately $367 million in cash. This transaction resulted in goodwill of approximately $271 million.

During the second quarter of fiscal 2002, Solectron completed its acquisition of Artesyn Solutions, Inc. for approximately $36 million in cash. Artesyn Solutions, Inc. is a provider of extensive repair, refurbishment, logistics and supply-chain management and end-of-life planning services for customers in the computer, printer, storage, server, wireless and consumer electronics sector. This transaction resulted in goodwill of approximately $33 million.

During the third quarter of 2002, Solectron announced the completion of its acquisition of NEC Ibaraki, a provider of manufacturing, fulfillment and demand forecasting services. The purchase price of the acquisition was approximately $17 million in cash. No goodwill resulted from this transaction.

During the fourth quarter of 2002, Solectron completed its acquisition of MDT, a global provider of after-sales services for the communications, computer and electronic storage markets for approximately $70 million in cash. This transaction resulted in goodwill of approximately $86 million.

Pro forma financial information related to Iphotonics, Stream, Artesyn, NEC Ibaraki, and MDT are not provided as their operations were not significant individually or in the aggregate to Solectron as a whole.

Fiscal 2001

NatSteel Electronics Ltd (NEL)

During the second quarter of 2001, Solectron completed its acquisition of NEL, a competitor. Solectron purchased all of the outstanding issued share capital and convertible bonds for $2.3 billion and $122 million, respectively, in cash. The acquisition was accounted for using the purchase method and resulted in goodwill of approximately $2.0 billion. As part of the acquisition, Solectron gained key manufacturing sites in China, Hungary, Indonesia, Malaysia, Mexico, Singapore and United States.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Cash	$55.3
Accounts receivable	357.3
Inventory	393.8
Other current assets	48.6
Property and equipment	242.4
Goodwill	1,974.9
Other assets	75.2

Total assets acquired	$3,147.5

Short-term debt	$(251.5)
Accounts payable and accrued liabilities	(428.9)
Long-term debt	—
Other liabilities	(12.4)

Total liabilities assumed	$(692.8)

Other acquisitions

During the third quarter of fiscal year 2001, Solectron issued approximately 2.2 million shares of common stock to acquire all of the outstanding capital stock of Centennial. The acquisition, valued at approximately $65 million, was accounted for using the purchase method and resulted in goodwill of approximately $46 million. As a result of the transaction, Solectron gained all of Centennial’s design, manufacturing and marketing capabilities, which include memory module and memory card solutions based on SRAM and flash technologies for OEMs and end-users in markets such as telecommunications, data communications, mobile computing and medical.

During the fourth quarter of fiscal 2001, Solectron completed the acquisition of Shinei, a privately held manufacturer and designer of enclosures for electronics products. The acquisition, valued at approximately $73 million, was accounted for using the purchase method and resulted in goodwill of approximately $63 million.

Pro forma financial information related to Centennial and Shinei is not provided as their operations were not significant individually or in the aggregate to Solectron as a whole.

NOTE 16. RESTRUCTURING

Beginning in the second quarter of fiscal 2001, Solectron recorded restructuring and impairment costs as it has continued to rationalize operations in light of customer demand declines and the current economic downturn. The measures, which included reducing the workforce, consolidating facilities and changing the strategic focus of a number of sites, was largely intended to align Solectron’s capacity and infrastructure to anticipated customer demand as well as to rationalize its footprint worldwide. The restructuring and impairment costs include employee severance and benefit costs, costs related to leased facilities that will be abandoned and subleased, owned facilities no longer used by us which will be disposed of, costs related to leased equipment that has been or will be abandoned, and impairment of owned equipment that will be disposed of. For owned facilities and equipment, the impairment loss recognized was based on the fair value less costs to sell, with fair value estimated based on existing market prices for similar assets. Severance and benefit costs and other costs associated with restructuring activities initiated prior to January 1, 2003 were recorded in compliance with Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” Severance and benefit costs associated with restructuring activities initiated on or after January 1, 2003 are recorded in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits,” as Solectron concluded that it had a substantive severance plan. For leased facilities that will be abandoned and subleased, the estimated lease loss accrued represents future lease payments subsequent to abandonment less any estimated sublease income. In order to estimate future sublease income, Solectron works with an independent broker to estimate the length of time until it can sublease a facility and the amount of rent it can expect to receive. As of August 31, 2003, the majority of the facilities Solectron plans to sublease have not been subleased and, accordingly, estimates of expected sublease income could change based on factors that affect Solectron’s ability to sublease those facilities such as general economic conditions and the real estate market, among others.

See also Note 17, “Goodwill and Other Intangible Assets,” for discussion of intangible asset and goodwill impairment charges.

Fiscal 2003

The employee severance and benefit costs included in these restructuring charges relate to the elimination of approximately 9,500 full-time positions worldwide and all such positions have been eliminated under this plan. Approximately 57% of the positions eliminated were in the Americas region, 31% were in Europe and 12% were in Asia/Pacific. Facilities and equipment subject to restructuring were primarily located in the Americas and Europe. For leased facilities that will be abandoned and subleased, the lease costs represent future lease payments subsequent to abandonment less estimated sublease income. For owned facilities and equipment, the impairment loss recognized was based on the fair value less costs to sell, with fair value based on estimates of existing market prices for similar assets. During fiscal 2003, Solectron recorded restructuring and impairment charges (excluding intangible asset and goodwill impairment charges) of $431.5 million related to continuing operations. The following table summarizes these charges (in millions):

	2003	Nature

Impairment of equipment	$47.7	non-cash
Impairment of facilities	77.8	non-cash
Impairment of other assets	26.9	non-cash

Impairment of equipment, facilities and others	$152.4
Severance and benefit costs	220.7	cash
Loss on leased equipment	2.2	cash
Loss on leased facilities	23.6	cash
Other exit costs	32.6	cash

Total	$431.5

Fiscal 2002

The employee severance and benefit costs included in these restructuring charges relate to the elimination of approximately 15,000 full-time positions worldwide and all such positions have been eliminated under this plan. Approximately 69% of the positions eliminated were in the Americas region, 20% were in Europe and 11% were in Asia/Pacific. The employment reductions primarily affected employees in manufacturing and back office support functions. Facilities and equipment subject to restructuring were primarily located in the Americas and Europe. For leased facilities that will be abandoned and subleased, the lease costs represent future lease payments subsequent to abandonment less estimated sublease income. For owned facilities and equipment, the impairment loss recognized was based on the fair value less costs to sell, with fair value based on estimated of existing market prices for similar assets.

During fiscal 2002, we recorded restructuring and impairment costs related to this plan of $602.3 million related to continuing operations. The following table summarizes these charges (in millions):

	2002	Nature

Impairment of equipment	$120.0	non-cash
Impairment of facilities	81.0	non-cash
Impairment of IT software and other assets	162.5	non-cash

Impairment of equipment, facilities and others	$363.5
Severance and benefit costs	115.0	cash
Loss on leased equipment	23.8	cash
Loss on leased facilities	79.3	cash
Other exit costs	20.7	cash

Total	$602.3

Fiscal 2001

The employee severance and benefit costs included in these restructuring charges relate to the elimination of approximately 11,800 full-time positions worldwide and all such positions have been eliminated under this plan. Approximately 67% of the positions eliminated were in the Americas region, 23% were in Europe and 10% were in Asia/Pacific. The employment reductions primarily affected employees in manufacturing and back office support functions. Facilities and equipment subject to restructuring were primarily located in the Americas and Europe. For leased facilities that will be abandoned and subleased, the lease costs represent future lease payments subsequent to abandonment less estimated sublease income. For owned facilities and equipment, the impairment loss recognized was based on the fair value less costs to sell, with fair value based on estimates of existing market prices for similar assets.

During fiscal 2001, we recorded restructuring and impairment costs related to this plan of $510.9 million related to continuing operations. The following table summarizes these charges (in millions):

	2001	Nature

Impairment of equipment	$182.3	non-cash
Impairment of facilities	37.7	non-cash
Impairment of other assets	42.2	non-cash

Impairment of equipment, facilities and others	$262.2
Severance and benefit costs	70.0	cash
Loss on leased equipment	117.5	cash
Loss on leased facilities	56.4	cash
Other exit costs	4.8	cash

Total	$510.9

The following table summarizes the continuing operations restructuring accrual activity in all fiscal years presented (in millions):

	Severance	Lease Payments	Lease Payments
	and Benefits	on Facilities	on Equipment	Other	Total

Balance of accrual at September 1, 2000	$—	$—	$—	$—	$—
FY2001 Provison	70.0	56.4	117.5	4.8	248.7
FY2001 Cash payments	(70.0)	(5.5)	(5.0)	(0.9)	(81.4)

Balance of accrual at August 31, 2001	—	50.9	112.5	3.9	167.3
FY2002 Provison	115.0	83.2	30.3	20.7	249.2
FY2002 Provison adjustments	—	(3.9)	(6.5)	—	(10.4)
FY2002 Cash payments	(109.4)	(71.2)	(52.1)	(24.3)	(257.0)

Balance of accrual at August 31, 2002	5.6	59.0	84.2	0.3	149.1
FY2003 Provison	220.7	22.6	2.2	32.6	278.1
FY2003 Provison adjustments	—	1.0	—	—	1.0
FY2003 Cash payments	(153.2)	(50.1)	(57.1)	(22.4)	(282.8)

Balance of accrual at August 31, 2003	$73.1	$32.5	$29.3	$10.5	$145.4

Accruals related to restructuring activities were recorded in accrued expenses in the accompanying consolidated balance sheet.

NOTE 17. GOODWILL AND OTHER INTANGIBLE ASSETS

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS No.142 also requires that intangible assets with definite useful lives be amortized over their respective estimated lives to their estimated residual values, and be reviewed for impairment according to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Solectron adopted SFAS No. 142 on September 1, 2001.

SFAS No. 142 required that Solectron evaluate existing intangible assets and goodwill acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform to the new criteria in SFAS No. 141, “Business Combinations,” for recognition apart from goodwill. Upon adoption of SFAS No. 142, Solectron reassessed the useful lives and residual values of all intangible assets acquired in purchase business combinations, and no significant changes were deemed necessary. Solectron was also required to test the intangible assets for impairment within the first interim period and no impairment loss was deemed necessary.

For the transitional goodwill impairment evaluation, SFAS No. 142 required Solectron to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption, or step one of the impairment test. Solectron determined the carrying value of each reporting unit by allocating the assets and liabilities, including the goodwill and intangible assets, to the units as of the date of adoption. Solectron had up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying value. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill is impaired and Solectron was required to perform the second step of the transitional impairment test. During the second quarter of fiscal 2002, Solectron performed step one of the transitional test and concluded that there was no impairment and no second step was necessary.

Fiscal 2002

During the fourth quarter of fiscal 2002, Solectron performed its annual goodwill impairment test in accordance with SFAS No. 142 which included step one as described above for each of the reporting units. Results of step one indicated that an impairment existed within one of its reporting units since the estimated fair value, based on expected future discounted cash flows to be generated from the unit, was less than its carrying value. Pursuant to the second step of the test, Solectron compared the implied fair value of the unit’s goodwill (determined by allocating the unit’s fair value based on expected future discounted cash flows, to all its assets, recognized and unrecognized, and liabilities in a manner similar to a purchase price allocation for an acquired business) to its carrying amount. In connection with allocating the fair value of this reporting unit, Solectron also obtained independent valuations of certain unrecognized intangible assets as well as fixed assets.

The discounted cash flow models used to determine the fair values of reporting units in the tests were prepared using revenue and expense projections based on Solectron’s current operating plan. The revenue projections are management’s best estimates considering current and expected economic and industry conditions. The discounted cash flow model also included a terminal value for years six and beyond that assumes future free cash flow growth ranging from 3% to 4% based on management’s estimates and standard industry rates used by analysts monitoring Solectron’s industry. The cash flows were discounted using a weighted average cost of capital ranging from 12% to 13% which is management’s best estimate considering the debt and equity structure of the Company and external industry data. The discounted cash flows related to the terminal value represents approximately 84% of total expected future discounted cash flows.

Significant negative industry and economic trends affecting Solectron’s current and future operations as well as a significant decline in Solectron’s stock price contributed to the fourth quarter impairment test resulting in an impairment of goodwill of approximately $2.5 billion.

In addition, Solectron performed an impairment test of other intangible assets during the fourth quarter fiscal 2002. As a result, Solectron recorded an impairment charge related to a supply agreement with a major customer of approximately $191 million. This impairment occurred due to reduced expectations of sales to be realized under the Company’s supply agreement with that customer and was measured by comparing the intangible asset’s carrying amount to the fair value as determined using a discounted cash flow model.

Fiscal 2003

Primarily due to significant industry and economic trends that continued to negatively affect Solectron’s operations and stock price, Solectron performed a goodwill impairment test according to the provisions of SFAS No. 142 during the third quarter of fiscal 2003 in advance of the Company’s annual test originally scheduled for the fourth quarter of fiscal 2003. This impairment test resulted in an impairment charge of approximately $1.6 billion related to continuing operations and was performed using the same methodology as the annual test performed in the fourth quarter of fiscal 2002.

In addition to Solectron’s impairment test performed during the third quarter of fiscal 2003, an additional impairment of approximately $15 million was recognized during the fourth quarter of fiscal 2003. This impairment, resulting from a decision to sell an operation, represents the entire amount of goodwill allocated to this operation.

The discounted cash flow models used to determine the fair values of the reporting units were prepared using revenue and expense projections based on Solectron’s current operating plan as of the date of the test. The revenue projections were management’s best estimates considering current and expected economic and industry conditions as of the date of the test. The discounted cash flow model also included a terminal value for years six and beyond that assumes future free cash flow growth of 3% based on management’s estimates and standard industry rates used by analysts monitoring Solectron’s industry. The cash flows were discounted using a weighted average cost of capital of 12% which is management’s best estimate considering the debt and equity structure of the Company and external industry data. The discounted cash flows related to the terminal value represents approximately 72% of total expected future discounted cash flows.

Goodwill information is as follows for continuing operations (in millions). Any goodwill established in connection with an acquisition that was subsequently considered a discontinued operation is now disclosed in discontinued operations (See Note 18, “Discontinued Operations”).

Goodwill

Balance at August 31, 2001	$1,926.4
Goodwill acquired	2,322.4
Goodwill impairment	(2,500.0)

Balance at August 31, 2002	$1,748.8
Goodwill adjustments*	18.3
Goodwill impairment	(1,632.5)

Balance at August 31, 2003	$134.6

*Goodwill adjustments were primarily made based on the final appraisal received during the first quarter of fiscal 2003 related to the acquisition of C-MAC. No significant additions resulted from acquisitions during fiscal 2003.

Other Intangible Assets

The Company’s intangible assets are categorized into three main classes: supply agreements, intellectual property agreements and other. The supply agreements primarily resulted from Solectron’s acquisitions of several Nortel manufacturing facilities. The second class primarily consists of intellectual property agreements resulting from Solectron’s acquisitions of various IBM facilities. The third class, other, consists of miscellaneous acquisition related costs from Solectron’s various asset purchases.

Solectron performed impairment tests of other intangible assets in conjunction with its goodwill impairment tests in fiscal 2003 and 2002. These impairments occurred primarily due to reduced expectations of sales to be realized under Solectron’s supply agreements with these customers and were measured by comparing the intangible assets carrying amounts to the fair values as determined using discounted cash flow models.

The following tables summarize the gross amounts and accumulated amortization for each major class as of August 31, 2003 and 2002 (in millions):

Fiscal 2003

	Supply	Intellectual Property
	Agreements	Agreements	Other	Total

Gross amount	$228.1	$108.5	$126.1	$462.7
Accumulated amortization	(85.7)	(45.6)	(71.5)	(202.8)
Impairment	(140.4)	—	(31.3)	(171.7)

Carrying value	$2.0	$62.9	$23.3	$88.2

Fiscal 2002

	Supply	Intellectual Property
	Agreements	Agreements	Other	Total

Gross amount	$445.1	$106.4	$148.9	$700.4
Accumulated amortization	(80.7)	(34.6)	(57.8)	(173.1)
Impairment	(191.2)	—	(40.5)	(231.7)

Carrying value	$173.2	$71.8	$50.6	$295.6

Amortization expense related to continuing operations was $31 million, $60 million and $81 million, respectively, in fiscal 2003, 2002 and 2001. The Company expects that its annual amortization expense as required by SFAS No. 142 for these intangibles would be approximately $19 million for each of the next three fiscal years and $17 million for each of the two subsequent fiscal years. Intangible assets are included in other assets in the consolidated balance sheets.

NOTE 18. DISCONTINUED OPERATIONS

During the fourth quarter of fiscal 2003 and first quarter of fiscal 2004, as a result of a full review of its portfolio of businesses, Solectron committed to a plan to divest a number of business operations that are outside its core competencies. These businesses are Dy 4 Systems Inc., Kavlico Corporation, C-MAC Microtechnology Holdings Inc., Smart Modular Technologies Inc., Stream International Inc., our 65% interest in US Robotics Corporation, and a business within our portfolio which is being marketed on a confidential basis. The divestitures of these companies will allow Solectron to offer a more focused and integrated set of supply chain solutions for its customers.

These businesses each qualify as a discontinued operation component of Solectron under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Solectron has reported the results of operations and financial position of these businesses in discontinued operations within the consolidated statements of operations and the balance sheets for all periods presented. In addition, Solectron has excluded the cash flow activity from these businesses from the statements of cash flows for all periods presented.

The results from discontinued operations were as follows (in millions):

	Years Ended August 31

	2003	2002	2001

Net sales	$1,872.1	$1,537.5	$1,255.4
Cost of sales	1,598.5	1,335.6	1,071.9

Gross profit	273.6	201.9	183.5
Operating expenses	606.5	264.6	217.0

Operating loss	(332.9)	(62.7)	(33.5)
Interest income	5.3	9.0	1.9
Interest expense	(3.8)	(5.3)	(1.2)
Other expense - net	1.4	1.4	1.1

Loss before income taxes	(330.0)	(57.6)	(31.7)
Income tax expense (benefit)	112.2	(18.2)	1.7

Loss from discontinued operations, net of tax	$(442.2)	$(39.4)	$(33.4)

In fiscal 2003, approximately $307 million of goodwill impairment included in operating expenses determined in connection with Solectron’s impairment test performed during the third and fourth quarter of fiscal 2003 was related to discontinued operations. See Note 17, “Goodwill and Other Intangible Assets,” for further discussion of this impairment test. This goodwill was established in conjunction with acquisitions of businesses in fiscal 2002. See Note 15, “Business Combinations,” for additional information.

Also in fiscal 2003, approximately $96 million was recorded in discontinued operations related to establishing valuation reserves for deferred tax assets. See Note 10 “Income Taxes,” for further discussion of income taxes.

The current and non-current assets and liabilities of discontinued operations as of August 31, 2003 and 2002, were as follows (in millions):

	August 31	August 31
	2003	2002

Cash, cash equivalents and short-term investments	$36.4	$42.5
Accounts receivable, net	276.2	265.2
Inventories	121.4	139.4
Prepaid expenses and other current assets	18.1	33.4

Total current assets of discontinued operations	$452.1	$480.5

Net property and equipment	$126.5	$166.4
Goodwill	112.2	415.1
Other assets	24.2	162.0

Total non-current assets of discontinued operations	$262.9	$743.5

Short-term debt	$6.1	$15.8
Accounts payable	168.1	139.4
Accrued employee compensation	41.4	47.5
Accrued expenses	55.2	75.3
Other current liabilities	63.1	15.9

Total current liabilities of discontinued operations	$333.9	$293.9

Total non-current liabilities of discontinued operations	$22.6	$27.9

NOTE 19. NET LOSS PER SHARE

Common shares issuable upon exercise of stock options of 1.2 million, 3.5 million and 14.8 million, respectively, were excluded from the diluted calculation for fiscal years 2003, 2002 and 2001 because the effect was anti-dilutive. The calculations of loss per share for the years ended August 31, 2003, 2002 and 2001 did not include 31.7 million, 57.6 million and 100.5 million common shares, respectively, issuable upon conversion of the LYONs as they would have been anti-dilutive.

In addition, the calculations of loss per share for the years ended August 31, 2003 and 2002 did not include 112.1 million and 78.0 million common shares issuable upon conversion of the Company’s ACES, as the effect would have been anti-dilutive.

NOTE 20. SUBSEQUENT EVENT

On January 31, 2004, Solectron completed the sale of its Dy 4 Systems business to Curtiss-Wright Corporation for $110 million. The Company is anticipating a gain, however, the magnitude of which is still being determined. The Company will complete this process by the end of the second quarter of fiscal 2004.

As a result of new market information concerning one of the discontinued operations, the Company is determining the magnitude of an impairment charge to be recorded by the end of the second quarter of fiscal 2004.

Independent Auditors' Report

The Board of Directors and Stockholders
Solectron Corporation:

We have audited the accompanying consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, comprehensive loss, and cash flows for each of the years in the three-year period ended August 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Solectron Corporation and subsidiaries as of August 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards, No. 142, Goodwill and Other Intangible Assets, on September 1, 2001.

/s/ KPMG LLP

Mountain View, California
November 10, 2003, except for note 20, which is as of January 31, 2004, and notes 12 and 18, which are as of February 6, 2004

Part IV, ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

FINANCIAL STATEMENT SCHEDULE

SOLECTRON CORPORATION AND SUBSIDIARIES

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

(amounts in millions)

		Additions

	Balance at	Charged			Balance at
	Beginning	To			End
	of Period	Operations	Acquisitions	(Deductions)	of Period

Description
Year ended August 31, 2003:
Allowance for doubtful accounts receivable	$71.2	$14.3	$—	$(46.4)	$39.1
Year ended August 31, 2002:
Allowance for doubtful accounts receivable	$38.9	$8.9	$34.3	$(10.9)	$71.2
Year ended August 31, 2001:
Allowance for doubtful accounts receivable	$5.7	$33.6	$44.1	$(44.5)	$38.9